ASSET PURCHASE AGREEMENT
by and among
QUICKTHREE SOLUTIONS INC.
and
THE SHAREHOLDERS LISTED ON SCHEDULE I and SCHEDULE II
and
QUICKTHREE TECHNOLOGY, LLC
and
SMART SAND INC.
dated as of
May 8, 2018

TABLE OF CONTENTS
Page
ARTICLE I DEFINITIONS2
Section 1.01Defined Terms.    2
ARTICLE II PURCHASE AND SALE13
Section 2.01Purchase and Sale of Assets    13
Section 2.02Excluded Assets    14
Section 2.03Assumed Liabilities    15
Section 2.04Excluded Liabilities    15
Section 2.05Purchase Price    17
Section 2.06Purchase Price Adjustment    18
Section 2.07Earn-Out Payments    22
Section 2.08Allocation of Purchase Price    24
Section 2.09Withholding Tax    24
Section 2.10Third Party Consents    24
ARTICLE III CLOSING25
Section 3.01Closing    25
Section 3.02Closing Deliverables    25
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER287
Section 4.01Organization and Qualification of Seller    28
Section 4.02Authority of Seller    28

i

Section 4.03No Conflicts; Consents; No Fraudulent Conveyance    28
Section 4.04Financial Statements    29
Section 4.05Undisclosed Liabilities    29
Section 4.06Absence of Certain Changes, Events and Conditions    29
Section 4.07Material Contracts    310
Section 4.08Title to Purchased Assets    32
Section 4.09Condition and Sufficiency of Assets    33
Section 4.10Real Property    33
Section 4.11Intellectual Property    34
Section 4.12Inventory; Warranties    37
Section 4.13Accounts Receivable    37
Section 4.14Customers and Suppliers    38
Section 4.15Insurance    38
Section 4.16Legal Proceedings; Governmental Orders    38
Section 4.17Compliance With Laws; Permits    39
Section 4.18Environmental Matters    39
Section 4.19Employee Benefit Matters    40
Section 4.20Employment Matters    41
Section 4.21Taxes    42
Section 4.22Brokers    43
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER43
Section 5.01Organization    43

Section 5.02Authority    43
Section 5.03No Conflicts; Consents    44
Section 5.04Brokers    44
Section 5.05Legal Proceedings    44
Section 5.06Compliance with Laws    44
Section 5.07Financing    44
Section 5.08Investment Canada Act    44
Section 5.09GST    44
ARTICLE VI COVENANTS44
Section 6.01Conduct of Business Prior to the Closing    45
Section 6.02Access to Information    46
Section 6.03Notice of Certain Events    46
Section 6.04Employees and Employee Benefits    47
Section 6.05Confidentiality    50
Section 6.06Non-Competition; Non-Solicitation; Non-Disparagement    50
Section 6.07Governmental Approvals and Consents    52
Section 6.08Closing Conditions    53
Section 6.09Public Announcements    53
Section 6.10Transfer Taxes    53
Section 6.11Name Change    53
Section 6.12Prohibition on Trading in Parent Common Stock    53
Section 6.13Registration Rights Agreement    54

Section 6.14Required Financial Statements    54
Section 6.15Collection of Accounts Receivable    54
Section 6.16Tax Elections    54
Section 6.17Seller Access to Books and Records    55
Section 6.18No Solicitation of Other Bids    55
Section 6.19Further Assurances    55
ARTICLE VII CONDITIONS TO CLOSING56
Section 7.01Conditions to Obligations of All Parties    56
Section 7.02Conditions to Obligations of Buyer    56
Section 7.03Conditions to Obligations of Seller    58
ARTICLE VIII INDEMNIFICATION59
Section 8.01Survival    59
Section 8.02Indemnification By Seller and the Majority Shareholders    59
Section 8.03Indemnification By Buyer    60
Section 8.04Certain Limitations    61
Section 8.05Indemnification Procedures    61
Section 8.06Payments; Indemnification Escrow Fund; Set-off Right    63
Section 8.07Tax Treatment of Indemnification Payments    64
Section 8.08Effect of Investigation    64
Section 8.09Exclusive Remedies    64
ARTICLE IX TERMINATION65

Section 9.01Termination    65
Section 9.02Effect of Termination    66
ARTICLE X MISCELLANEOUS66
Section 10.01Expenses    66
Section 10.02Notices    66
Section 10.03Headings    67
Section 10.04Severability    67
Section 10.05Entire Agreement    67
Section 10.06Successors and Assigns    68
Section 10.07No Third-party Beneficiaries    68
Section 10.08Amendment and Modification; Waiver    68
Section 10.09Governing Law; Submission to Jurisdiction; Waiver of Jury Trial    68
Section 10.10Specific Performance    69
Section 10.11Counterparts    69
Section 10.12Privacy Matters    69
Section 10.13Restricted Shareholders as Parties to this Agreement    70
Section 10.14Parent Guaranty    70

v

Exhibit List

Exhibit A	–	Bill of Sale
Exhibit B	–	Assignment and Assumption Agreement
Exhibit C	–	Intellectual Property Assignments
Exhibit D	–	Rights Assignments
Exhibit E	–	Lock-Up Agreement
Exhibit F	–	Employment Agreements
Exhibit G	–	Investment Representation Letter
Exhibit H	–	Registration Rights Agreement

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”), dated as of May 8, 2018, is entered into by and among Quickthree Solutions Inc., a corporation existing under the laws of the Province of Saskatchewan (“Seller”), Quickthree Technology, LLC, a limited liability company existing under the laws of the State of Delaware (“Buyer”), certain shareholders of Seller who are listed on Schedule I attached hereto (the “Restricted Shareholders”), certain shareholders of Seller who are listed on Schedule II attached hereto (the “Majority Shareholders”) and, solely with respect to Section 10.14, Smart Sand Inc., a corporation existing under the laws of the State of Delaware (“Parent”).
RECITALS
WHEREAS, Buyer is a wholly-owned subsidiary of Parent;
AND WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets and certain liabilities of Seller as set forth in this Agreement, subject to the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
DEFINITIONS
Section 1.01    Defined Terms.
The following terms have the meanings specified or referred to in this Article I:
“Accounts Receivable” has the meaning given to such term in Section 2.01(a) of this Agreement.
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Additional Cash Consideration” has the meaning given to such term in Section 2.05(a)(ii) of this Agreement.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Allocation Schedule” has the meaning given to such term in Section 2.08 of this Agreement.
“Ancillary Documents” means the Indemnification Escrow Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Intellectual Property Assignments, the Assignment and Assumption of Leases, the Employment Agreements, the Registration Rights Agreement, and the other agreements, instruments and documents required to be delivered at the Closing.
“Assigned Contracts” has the meaning given to such term in Section 2.01(c) of this Agreement.
“Assignment and Assumption Agreement” has the meaning given to such term in Section 3.02(a)(iii) of this Agreement.
“Assignment and Assumption of Lease” has the meaning given to such term in Section 3.02(a)(vi) of this Agreement.
“Assumed Liabilities” has the meaning given to such term in Section 2.03 of this Agreement.
“Balance Sheet” has the meaning given to such term Section 4.04 of this Agreement.
“Balance Sheet Date” has the meaning given to such term Section 4.04 of this Agreement.
“Benefit Plan” has the meaning given to such term Section 4.19(a) of this Agreement.

“Bill of Sale” has the meaning given to such term in Section 3.02(a)(ii) of this Agreement.
“Books and Records” has the meaning given to such term in Section 2.01(j) of this Agreement.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Saskatoon, Saskatchewan are authorized or required by Law to be closed for business.
“Buyer Closing Certificate” has the meaning given to such term in Section 7.03(f) of this Agreement.
“Buyer Indemnitees” has the meaning given to such term in Section 8.02 of this Agreement.
“Canadian GAAP” means accounting standards for private enterprises generally accepted in Canada, including those set out in the CPA Canada Handbook at the relevant time, and which incorporates International Financial Reporting Standards as adopted by the Canadian Accounting Standards Boards.
“Cash Consideration” has the meaning given to such term in Section 2.05(a)(i) of this Agreement.
“Change of Control” means any direct or indirect change in Control of a Person (whether through merger, sale of shares or other equity interests, or otherwise) through a single transaction or series of related transactions, from one or more transferors to one or more transferees.
“Closing” has the meaning given to such term in Section 3.01 of this Agreement.
“Closing Date” has the meaning given to such term in Section 3.01 of this Agreement.
“Closing Time” means 12:01 a.m. (Saskatoon time) on the Closing Date.
“Closing Working Capital” means: (a) Current Assets, less (b) Current Liabilities, determined as of the close of business on the day immediately prior to the Closing Date pursuant to Section 2.06.
“Closing Working Capital Statement” has the meaning set forth in Section 2.06(b)(i).
“Control” means the ownership, directly or indirectly, of fifty percent (50%) or more of the voting rights in a Person.
“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Assets” means the current assets of Seller included in the line items set forth on Section 2.06(a)(i) of the Disclosure Schedules, which assets shall be acquired by Buyer pursuant to the terms of this Agreement.
“Current Liabilities” means the current liabilities of Seller included in the line items set forth on Section 2.06(a)(i) of the Disclosure Schedules, which liabilities shall be assumed by Buyer pursuant to the terms of this Agreement.
“Customer” has the meaning given to such term in Section 6.06(b) of this Agreement.
“Direct Claim” has the meaning given to such term in Section 8.05(c) of this Agreement.
“Disclosed Personal Information” has the meaning given to such term in Section 10.12(a) of this Agreement.
“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.
“Disputed Amounts” has the meaning given to such term in Section 2.06(c)(iii) of this Agreement.
“Dollars or $” means the lawful currency of the United States, unless otherwise indicated.
“Earn-Out Audit Review Period” has the meaning given to such term in Section 2.07(d) of this Agreement.
“Earn-Out Disputed Amounts” has the meaning given to such term in Section 2.07(e) of this Agreement.
“Earn-Out Payment” has the meaning given to such term in Section 2.07(a) of this Agreement.
“Earn-Out Period” means the period following the Closing which will terminate on the earlier of the following: (i) the date when the cumulative amount paid as Earn-Out Payments equals $12,750,000; or (ii) the third (3rd) anniversary of the Closing Date.
“Earn-Out Resolution Period” has the meaning given to such term in Section 2.07(d) of this Agreement.
“Earn-Out Statement” has the meaning given to such term in Section 2.07(b) of this Agreement.
“Earn-Out Statement of Objections” has the meaning given to such term in Section 2.07(d) of this Agreement.
“Employment Agreements” has the meaning given to such term in Section 3.02(a)(x) of this Agreement.

“Employment Date” has the meaning given to such term in Section 6.04(a)(i) of this Agreement.
“Employment Matters Disclosure Schedule” means the Disclosure Schedule setting forth matters relating to the employees and independent contractors of Seller to be provided separately from this Agreement and the other Disclosure Schedules by Seller to Buyer in accordance with Privacy Laws.
“Encumbrance” means any charge, claim, pledge, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, any encumbrance of any nature or any arrangement or condition which, in substance, secures payment or performance of an obligation.
“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.
“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.
“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
“Escrow Agent” means Computershare Limited.
“Estimated Closing Working Capital” has the meaning given to such term in Section 2.06(a)(i)(B) of this Agreement.
“Estimated Closing Working Capital Statement” has the meaning given to such term in Section 2.06(a)(i) of this Agreement.

“Excess Amount” has the meaning given to such term in Section 2.06(a)(ii) of this Agreement.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Exchange Rate” means the average exchange rate between United States dollars and Canadian dollars quoted by the Bank of Canada at the close of business on the Business Day that such determination is required to be made (or, if such determination is required to be made before close of business on such Business Day, then at the close of business on the immediately preceding Business Day).
“Excluded Assets” has the meaning given to such term in Section 2.02 of this Agreement.
“Excluded Contracts” has the meaning given to such term in Section 2.02(a) of this Agreement.
“Excluded Liabilities” has the meaning given to such term in Section 2.04 of this Agreement.
“Financial Statements” has the meaning given to such term Section 4.04 of this Agreement.
“Fundamental Representations” has the meaning given to such term Section 8.01 of this Agreement.
“Governmental Authority” means any federal, state, provincial, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“GST” means any goods and services taxes and harmonized sales taxes imposed under Part IX of the Excise Tax Act (Canada);
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is in a quantity that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.
“Hired Employee” has the meaning given to such term in Section 6.04(a)(iii) of this Agreement.

“Historic Financial Statements” has the meaning given to such term Section 4.04 of this Agreement.
“Indemnification Escrow Agreement” has the meaning given to such term Section 2.05(b)(i) of this Agreement.
“Indemnification Escrow Fund” has the meaning given to such term Section 2.05(b)(i) of this Agreement.
“Indemnified Party” has the meaning given to such term Section 8.05 of this Agreement.
“Indemnifying Party” has the meaning given to such term Section 8.05 of this Agreement.
“Independent Accountant” has the meaning given to such term in Section 2.06(c)(iii) of this Agreement.
“Insurance Policies” has the meaning given to such term in Section 4.15 of this Agreement.
“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, moral rights, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media accounts and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) all other intellectual or industrial property and proprietary rights; and (i) all files and records concerning or relating to any of the Patents.
“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to any Intellectual Property or any Software to which Seller is a party, beneficiary or otherwise bound (other than any license for commercial “off the shelf” Software that is generally available with annual payments by Seller of less than $5,000).

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller, together with all (a) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to such Intellectual Property; and (b) claims and causes of action with respect to such Intellectual Property, whether accruing before, on, or after the date hereof/accruing on or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof.
“Intellectual Property Assignments” has the meaning given to such term in Section 3.02(a)(iv) of this Agreement.
“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued Patents, registered Trademarks, domain names and registered Copyrights, and pending applications for any of the foregoing.
“Interim Balance Sheet” has the meaning given to such term Section 4.04 of this Agreement.
“Interim Balance Sheet Date” has the meaning given to such term Section 4.04 of this Agreement.
“Interim Financial Statements” has the meaning given to such term Section 4.04 of this Agreement.
“Inventory” has the meaning given to such term in Section 2.01(b) of this Agreement.
“Investment Representation Letter” has the meaning given to such term in Section 3.02(a)(xii) of this Agreement.
“Key Employees” means those persons who are listed on Schedule III attached hereto.
“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any Restricted Shareholder, director or officer of Seller, after due inquiry.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Leased Real Property” has the meaning given to such term in Section 4.10(b) of this Agreement.
“Leases” has the meaning given to such term in Section 4.10(b) of this Agreement.
“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Lock-Up Agreement” has the meaning given to such term in Section 3.02(a)(vii) of this Agreement.
“Losses” means, in respect of any matter, all losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, fees, penalties, costs or expenses of whatever kind, including reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.
“Material Adverse Effect” means any (a) material defect in the construction or operation of any of Seller’s products, the failure of any of Seller’s products to perform as intended, the invalidity of any Intellectual Property Assets or any threat or Action alleging that Seller has infringed, misappropriated or otherwise violated the Intellectual Property of any Person; or (b) event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business of Seller, including results of operations, condition (financial or otherwise), relations with customers, or prospects of Seller, (ii) the value of the Purchased Assets, or (iii) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which Seller operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement; (vi) any changes in applicable Laws or accounting rules, including Canadian GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (vii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on Seller compared to other participants in the industries in which Seller operates.
“Material Contracts” has the meaning given to such term in Section 4.07(a) of this Agreement.
“Maximum Earn-Out Amount” has the meaning given to such term in Section 2.07(a) of this Agreement.
“Negative Adjustment Amount” means the amount by which the Working Capital Lower Target exceeds the Closing Working Capital.
“Offer” has the meaning given to such term in Section 6.04(a)(i) of this Agreement.
“Offer Letter” has the meaning given to such term in Section 6.04(a)(i) of this Agreement.

“Outside Closing Date” has the meaning given to such term in Section 9.01(b)(ii) of this Agreement.
“Parent Common Stock” has the meaning given to such term in Section 2.05(a)(ii) of this Agreement.
“Parent VWAP” has the meaning given to such term in Section 2.05(d) of this Agreement.
“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.
“Permitted Encumbrances” means (a) Encumbrances for Taxes, assessments or governmental charges or levies which relate to obligations not yet due or delinquent, (b) easements, servitudes, encroachments and other minor imperfections of title which do not, individually or in the aggregate, detract from the value of or impair the use or marketability of any real property, (c) undetermined or inchoate Liens arising or potentially arising under statutory provisions which have not at the time been filed or registered in accordance with applicable Laws or of which written notice has not been given in accordance with applicable Laws and (d) Liens set out and described in Section 4.08 of the Disclosure Schedule.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
"Personal Information" shall mean information about an identifiable individual other than such individual’s business contact information when used or disclosed for the purpose of contacting such individual in that individual’s capacity as an employee or an official of an organization.
“Positive Adjustment Amount” means the amount by which the Closing Working Capital exceeds the Working Capital Upper Target.
“Post-Closing Adjustment” means:
(a)    if the Closing Working Capital is less than the Working Capital Lower Target, the amount by which the Closing Working Capital is less than the Working Capital Lower Target (“Negative Adjustment Amount”); or
(b)    if the Closing Working Capital is greater than the Working Capital Upper Target, the amount by which the Closing Working Capital is greater than the Working Capital Upper Target (“Positive Adjustment Amount”).
“Pre-Closing Tax Period” means any taxable period ending before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending immediately prior to the Closing Date.

“Privacy Laws” means the Personal Information Protection and Electronic Documents Act (Canada), and any similar Laws governing the protection of Personal Information, each as amended from time to time.
“Prospective Employee” has the meaning given to such term in Section 6.04(a) of this Agreement.
“Purchase Price” has the meaning given to such term in Section 2.05(a) of this Agreement.
“Purchased Assets” has the meaning given to such term in Section 2.01 of this Agreement.
“Quickload” means a mobile/semi-permanent transloading system, as currently represented by Quickload 300, including design iterations and variants to such system developed by Buyer but not including products or systems of a business bought by Buyer or any of its Affiliates after the date hereof.
“Quickstand Silo” means a proppant silo, as currently represented by QS175HR Quickstand Proppant Silo, QS190XR Quickstand Proppant Silo and QS240XR Quickstand Proppant Silo, including design iterations and variants to such silos developed by Buyer but not including silos of a business bought by Buyer or any of its Affiliates after the date hereof.
“Quickstand Trailer” means a Quickstand self-aligning and self-attaching transport system, including design iterations and variants to such system developed by Buyer but not including systems of a business bought by Buyer or any of its Affiliates after the date hereof.
“Registration Rights Agreement” has the meaning given to such term in Section 6.13 of this Agreement.
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Resolution Period” has the meaning given to such term in Section 2.06(c)(ii) of this Agreement.
“Restricted Business” has the meaning given to such term in Section 6.06(a) of this Agreement.
“Review Period” has the meaning given to such term in Section 2.06(c)(i) of this Agreement.
“Rights Assignments” has the meaning given to such term in Section 3.02(a)(vi) of this Agreement.

“SEC” means the United States Securities and Exchange Commission.
“Secured Indebtedness” has the meaning given to such term in Section 4.08 of this Agreement.
“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Seller Closing Certificate” has the meaning given to such term in Section 7.02(h) of this Agreement.
“Seller Indemnitees” has the meaning given to such term in Section 8.03 of this Agreement.
“Shortfall Amount” has the meaning given to such term in Section 2.06(a)(ii) of this Agreement.
“Software” means computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, compilations, protocols, specifications, and other documentation thereof or relating thereto, including the tangible media upon which such programs and documentation are stored or recorded, whether machine readable or otherwise.
“Statement of Objections” has the meaning given to such term in Section 2.06(c)(ii) of this Agreement.
“Stock Consideration” has the meaning given to such term in Section 2.05(a)(ii) of this Agreement.
“Tangible Personal Property” has the meaning given to such term in Section 2.01(d) of this Agreement.
“Taxes” means all federal, provincial, state, local, foreign and other income, gross receipts, goods and services, harmonized sales, sales, use, production, ad valorem, value added, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Tax Representations” has the meaning given to such term Section 8.01 of this Agreement.
“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Third Party Claim” has the meaning given to such term Section 8.05(a) of this Agreement.

“US Claims” has the meaning given to such term Section 10.09(a) of this Agreement.
“Undisputed Amounts” has the meaning given to such term in Section 2.06(c)(iii) of this Agreement.
“Working Capital Lower Target” has the meaning given to such term in Section 2.06(a)(ii) of this Agreement.
“Working Capital Upper Target” has the meaning given to such term in Section 2.06(a)(ii) of this Agreement.
ARTICLE II
PURCHASE AND SALE
Section 2.01    Purchase and Sale of Assets. Subject to Section 2.10 and any other terms and conditions set forth herein, effective as at the Closing Time, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under all of Seller’s assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets) (collectively, the “Purchased Assets”), including, without limitation, the following:
(a)    all accounts or notes receivable held by Seller, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);
(b)    all inventory, finished goods, raw materials, work in progress, as well as all packaging, supplies, parts and other inventories associated therewith, related to the business of the Seller (“Inventory”);
(c)    all Contracts, including Intellectual Property Agreements, to which Seller is a party (the “Assigned Contracts”);
(d)    all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property used in conducting the Seller's business (the “Tangible Personal Property”);
(e)    the leasehold interest of Seller in and to the Leased Real Property;
(f)    all Permits, including Environmental Permits, which are held by Seller, including, without limitation, those listed on Section 4.17(b) and Section 4.18(b) of the Disclosure Schedules which are capable of being transferred or assigned to Buyer and which Buyer is qualified to assume;
(g)    all of Seller's prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes in respect of the Purchased Assets);
(h)    all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;
(i)    all insurance benefits, including rights and proceeds, arising from or relating to the Purchased Assets or the Assumed Liabilities;
(j)    originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Purchased Assets and the Assumed Liabilities (“Books and Records”); and
(k)    all Intellectual Property Assets and all of Seller's interest in and to Intellectual Property licensed by the Seller;
(l)    all Software owned by Seller and all of Seller's interest in and to Software licensed by the Seller; and
(m)    all goodwill associated with any of the Purchased Assets.
Section 2.02    Excluded Assets. Notwithstanding the provisions of Section 2.01, Seller shall retain all of, and Buyer shall not purchase any of, the right, title and interest of Seller in or to the following assets (collectively, the “Excluded Assets”), all of which shall remain the exclusive property of Seller, free and clear of any claim of Buyer:
(a)    all cash of Seller;
(b)    the Contracts set forth in Section 2.02(b) of the Disclosure Schedules (the “Excluded Contracts”);
(c)    the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;
(d)    all Benefit Plans and assets attributable thereto;
(e)    all rights to any Actions of any nature (i) available to or being pursued by Seller in connection with the conduct of the business of Seller prior to Closing, whether arising by way of counterclaim or otherwise, which are set forth on Section 4.16(a) of the Disclosure Schedules, or (ii) related to the Excluded Assets or the Excluded Liabilities;
(f)    all materials of Seller containing privileged communications and all materials which are subject to attorney-client, attorney work product or any other privilege, except for such materials relating to the Intellectual Property Assets, Intellectual Property licensed by Seller or Software owned or licensed by Seller;
(g)    any deferred Tax accounts or Tax attributes of Seller, including any right to any Tax refund, credit or rebate; and
(h)    the rights which accrue or will accrue to Seller under this Agreement and the Ancillary Documents, including all cash and non-cash consideration payable or deliverable to Seller pursuant to this Agreement.
Section 2.03    Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge the following Liabilities of Seller with respect to the Purchased Assets (collectively, the “Assumed Liabilities”):
(a)    all trade payables and accounts payable of Seller to third parties that (i) remain unpaid, (ii) are no more than 90 days past the date of invoice as of the Closing Date, and (iii) either are reflected on the Interim Balance Sheet or arose in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date;
(b)    all Liabilities in respect of the Assigned Contracts, but only to the extent that such Liabilities thereunder are required to be performed on or after the Closing Date;
(c)    all Liabilities in respect of all Permits which are assigned to Buyer hereunder, but only to the extent that such Liabilities thereunder are required to be performed on or after the Closing Date;
(d)    all obligations of Seller to its customers for the repair, replacement or return of products manufactured or sold in the ordinary course of business prior to the Closing, but only to the extent that such obligations are not the subject of Actions required to be disclosed in Section 4.16(a) of the Disclosure Schedule attached hereto;
(e)    all severance or termination Liabilities for Hired Employees; and
(f)    All Environmental Claims, or Liabilities under Environmental Laws, in each case to the extent arising out of any actions or omissions of Buyer that are solely attributable to the period after the Closing.
Section 2.04    Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Without

limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:
(a)    any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Ancillary Documents or the transactions contemplated hereby and thereby;
(b)    any Liability for (i) Taxes of Seller (or any shareholder or Affiliate of Seller), the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby and that are the responsibility of Seller; or (iii) other Taxes of Seller (or any shareholder or Affiliate of Seller) of any kind or description (including any Liability for Taxes of Seller (or any shareholder or Affiliate of Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);
(c)    any Liabilities relating to or arising out of the Excluded Assets;
(d)    any Liabilities in respect of any pending or threatened Action arising out of, relating to, or otherwise in respect of the operation by Seller of its business or the Purchased Assets prior to the Closing Date;
(e)    any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products manufactured or sold, or any service performed, by Seller prior to the Closing Date;
(f)    any recall, design defect or similar claims associated with any products manufactured or sold or any service performed by Seller prior to the Closing Date;
(g)    any Liabilities of Seller arising under or in connection with any Benefit Plan providing benefits to any present or former employee of Seller;
(h)    any Liabilities of Seller for any current or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, commissions or similar incentives, termination or other payments, but not including severance or termination Liabilities for Hired Employees;
(i)    any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing prior to the Closing or otherwise to the extent arising out of any actions or omissions of Seller;

(j)    any trade payables or accounts payable of Seller not assumed by Buyer under Section 2.03(a);
(k)    any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 8.03 as Seller Indemnitees;
(l)    any Liabilities under the Excluded Contracts or any other Contracts which are not validly and effectively assigned to Buyer pursuant to this Agreement;
(m)    any Liabilities associated with term debt, loans or credit facilities of Seller;
(n)    any Secured Indebtedness; and
(o)    any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order.
Section 2.05    Purchase Price.
(a)    Subject to adjustment pursuant to Section 2.06 hereof and payment of the Earn-Out Payments as additional consideration, if any, pursuant to Section 2.07 hereof, the aggregate purchase price (the “Purchase Price”) to be paid by Buyer to Seller for the Purchased Assets shall consist of:
(i)    Twenty-Five Million Dollars ($25,000,000) in cash (the “Cash Consideration”);
(ii)    Five Million Dollars ($5,000,000) payable, at Buyer’s sole election at least two (2) Business Days prior to the Closing Date, in cash (the “Additional Cash Consideration”) or in shares of common stock, par value $0.001 per share, of Parent (the “Parent Common Stock”). If Buyer elects to pay this portion of the Purchase Price in Parent Company Common Stock, the number of shares of Parent Common Stock to be issued to Seller (the “Stock Consideration”) shall be calculated by dividing $5,000,000 by $6.8681; and
(iii)    The assumption of the Liabilities referred to in Section 2.03(a) by Buyer.
(b)    The Cash Consideration shall be paid by Buyer on the Closing Date by wire transfer of immediately available funds, as follows:
(i)    Two Million One Hundred Thousand Dollars ($2,100,000) of the Cash Consideration (the “Indemnification Escrow Fund”, which term shall be deemed to include any interest or other amounts earned while such funds are held in escrow) shall be paid to an escrow account held by Escrow Agent to pay any claims which the Buyer Indemnitees are entitled to indemnification pursuant to

Section 8.02 and the terms of an Indemnification Escrow Agreement to be entered into by and among Buyer, Seller and the Escrow Agent in form and substance as agreed to by Seller and Buyer (the “Indemnification Escrow Agreement”). The Indemnification Escrow Fund shall be held and released in accordance with the terms of this Agreement and the Indemnification Escrow Agreement;
(ii)    The remainder of the Cash Consideration shall be paid to Seller.
(c)    The Additional Cash Consideration or the Stock Consideration, as applicable, shall be paid by Buyer to Seller on the Closing Date.
(d)    Notwithstanding the foregoing, if Buyer elects to pay the Stock Consideration pursuant to Section 2.05(a)(ii) and the Registration Statement for the Parent Common Stock to be filed pursuant to the Registration Rights Agreement identified in Section 6.13 is not declared effective within 120 days after the Closing, Seller may elect, by delivery of written notice to Buyer no later than the third Business Day after the 120th day after the Closing, to receive cash in lieu of the Stock Consideration with respect to 50% of such Stock Consideration in an amount determined based on the Parent VWAP on the first trading day after the 120th day after the Closing, and if not cured and declared effective within 210 days after the Closing, Seller may elect, by delivery of written notice to Buyer no later than the third Business Day after the 210th day after the Closing, to receive cash in lieu of the Stock Consideration with respect to the remaining Stock Consideration in an amount determined based on the Parent VWAP on the first trading day after the 210th day after the Closing. “Parent VWAP” means the volume weighted average trading price per share of Parent Common Stock listed on the NASDAQ Stock Market based upon all NASDAQ Stock Market trades in Parent Common Stock during the primary trading session on the NASDAQ Stock Market beginning at 9:30 a.m., New York City time (or such other time as is the official open of trading on the NASDAQ Stock Market) and ending at 4:00 p.m., New York City time (or such other time as is the official close of trading on the NASDAQ Stock Market) taking into account any adjustments made to reported trades at or prior to 4:10 p.m., New York City time, but excluding any after-market trades, as reported by Bloomberg L.P. as displayed under the heading “Bloomberg VWAP” on the Bloomberg page (or any other recognized quotation source selected by Buyer in its sole discretion if such page is not available or is manifestly erroneous).
Section 2.06    Purchase Price Adjustment.
(a)    Closing Adjustment.
(i)    At least three (3) Business Days before the Closing, Seller shall prepare and deliver to Buyer a statement (the “Estimated Closing Working Capital Statement”), which statement shall be prepared in accordance with Canadian GAAP and this Agreement and be substantially in the form of Section 2.06(a)(i) of the Disclosure Schedules and contain, in each case as of the Closing Date:

(A)    an estimated balance sheet of Seller (without giving effect to the transactions contemplated hereby), and
(B)    an estimate of the Closing Working Capital (the “Estimated Closing Working Capital”).
(ii)    If the Estimated Closing Working Capital is greater than One Million Five Hundred Thousand Canadian Dollars (CDN $1,500,000) (the “Working Capital Upper Target”), then Buyer shall increase the Cash Consideration, as converted to United States Dollars at the then current Exchange Rate, by the amount the Estimated Closing Working Capital exceeds the Working Capital Upper Target (the amount of such excess, the “Excess Amount”). If the Estimated Closing Working Capital is less than One Million Four Hundred Thousand Canadian Dollars (CDN $1,400,000) (the “Working Capital Lower Target”), then Buyer shall reduce the Cash Consideration, as converted to United States Dollars at the then current Exchange Rate, by the amount the Working Capital Lower Target exceeds the Estimated Closing Working Capital (the amount of such shortfall, the “Shortfall Amount”). There shall be no adjustment to the Cash Consideration if the Estimated Closing Working Capital is an amount which falls on or between the Working Capital Upper Target and the Working Capital Lower Target.
(b)    Post-Closing Adjustment.
(i)    Not later than ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Closing Working Capital Statement”), which statement shall be prepared in accordance with Canadian GAAP applied on a basis consistent with the calculation of the Estimated Closing Working Capital and contain:
(A)    an unaudited balance sheet of Seller (without giving effect to the transactions contemplated hereby) as of the close of business on the day immediately prior to the Closing Date; and
(B)    a calculation of the Closing Working Capital as of the close of business on the day immediately prior to the Closing Date.
(ii)    The Post-Closing Adjustment, if any, shall be as follows:
(A)    If the Post-Closing Adjustment is a Positive Adjustment Amount:
(1) but the Positive Adjustment Amount is less than the Excess Amount, Seller shall pay to Buyer the amount by which the Excess Amount exceeds the Positive Adjustment Amount; or

(2) Section 2.06(b)(i)(A)(1) does not apply, then Buyer shall pay to Seller an amount equal to the Positive Adjustment Amount, minus the Excess Amount, if any, or plus the Shortfall Amount, if any (as applicable).
(B)    If the Post-Closing Adjustment is a Negative Adjustment Amount:
(1) but the Shortfall Amount is greater than the Negative Adjustment Amount, then Buyer shall pay to Seller an amount equal to the amount by which the Shortfall Amount exceeds the Negative Adjustment Amount; or
(2) Section 2.06(b)(ii)(B)(1) does not apply, then Seller shall pay to Buyer an amount equal to the Negative Adjustment Amount, minus the Shortfall Amount, if any, or plus the Excess Amount, if any (as applicable).
(C)    If the Closing Working Capital is an amount which falls on or between the Working Capital Upper Target and the Working Capital Lower Target, and:
(1) the Cash Consideration paid to Seller was increased by the Excess Amount pursuant to Section 2.06(a)(ii), then Seller shall pay to Buyer an amount equal to such Excess Amount;
(2) the Cash Consideration paid to Seller was reduced by the Shortfall Amount pursuant to Section 2.06(a)(ii), then Buyer shall pay to Seller an amount equal to such Shortfall Amount; or
(3) there was no adjustment to the Cash Consideration paid to Seller pursuant to Section 2.06(a)(ii), then no Post-Closing Adjustment shall be required.
(c)    Examination and Review.
(i)    Examination. After receipt of the Closing Working Capital Statement, Seller shall have thirty (30) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Seller and its Representatives shall have access to the books and records of Buyer, to the extent that such books and records are necessary to verify the amounts set forth in the Closing Working Capital Statement, as Seller may reasonably request for the purpose of reviewing and analyzing the Closing Working Capital Statement and to prepare a Statement of Objections (as hereafter defined), provided that, such access shall be in a manner that does not unreasonably interfere with the normal business operations of Buyer.

(ii)    Objection. On or prior to the last day of the Review Period, Seller may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (a “Statement of Objections”). If Seller fails to deliver a Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Seller. If Seller delivers a Statement of Objections before the expiration of the Review Period, Seller and Buyer shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of a Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Seller and Buyer shall be final and binding.
(iii)    Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of Deloitte or, if Deloitte is unable to serve, Buyer and Seller shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and its decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.
(iv)    Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by the party which is not the prevailing party. If any Disputed Amounts are submitted to the Independent Accountant, then, for purposes of this Section 2.06(c)(iv), Seller shall be the prevailing party in such proceeding if a majority of the dollar amounts of the unresolved Disputed Amounts are decided by the Independent Accountant in favor of Seller, and Buyer shall be the prevailing party if a majority of the dollar amounts of the unresolved Disputed Amounts are decided by the Independent Accountant in favor of Buyer (e.g., by way of example but not by way of limitation, if there are Two Hundred Thousand Dollars ($200,000) of disputed items to be determined by the Independent Accountant and the Independent Accountant determines that Buyer’s claims prevail with respect to One Hundred Twenty-Five Thousand Dollars ($125,000) and Seller’s claims prevail with respect to Seventy-Five Thousand Dollars ($75,000), then Buyer would be the prevailing party).

(v)    Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after its engagement, and its resolution of the Disputed Amounts and its adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto. Judgment on the award of the Independent Accountant may be entered by any court of competent jurisdiction.
(vi)    Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (A) be due (x) within ten (10) Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within ten (10) Business Days of the resolution described in clause (iii) above; and (B) be paid by wire transfer of immediately available funds pursuant to Section 2.06(b)(ii) to Seller or to Buyer, as applicable. Buyer may elect, in its sole discretion, to set-off any payment of the Post-Closing Adjustment payable by Seller against future Earn-Out Payments payable to Seller or to deduct any payment of the Post-Closing Adjustment payable by Seller from the Indemnification Escrow Fund in accordance with the terms and conditions of the Indemnification Escrow Agreement.
(d)    Adjustments for Tax Purposes. Any payments made pursuant to Section 2.06 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.
Section 2.07    Earn-Out Payments.
(a)    Earn-Out Payments. As additional consideration for the intangible Purchased Assets (including goodwill), Buyer will pay to Seller Earn-Out Payments, if any, up to a maximum of Twelve Million Seven Hundred Fifty Thousand Dollars ($12,750,000) (the “Maximum Earn-Out Amount”), in cash, subject to set-off under Section 2.06(c)(vi) and Section 8.06(b), during the Earn-Out Period, in the amount of (i) One Hundred Forty Thousand Dollars ($140,000) for each Quickload manufactured by Buyer and ready for delivery (regardless of whether or not Buyer has an agreement of sale or lease with a customer for the applicable Quickload) during the Earn-Out Period, and (ii) Thirty-Five Thousand Dollars ($35,000) for each Quickstand Silo and each Quickstand Trailer manufactured by Buyer and ready for delivery (regardless of whether or not Buyer has an agreement of sale or lease with a customer for the applicable Quickstand Silo and Quickstand Trailer) during the Earn-Out Period (each, an “Earn-Out Payment” and collectively, the “Earn-Out Payments”). For the avoidance of doubt, (i) Buyer shall be required to pay Earn-Out Payments to Seller in accordance with the terms of this Agreement, regardless of whether or not Buyer has received any funds from the customer for the applicable Quickload, Quickstand Silo or Quickstand Trailer units sold or leased, and (ii) no Earn-Out Payment shall be payable to Seller with respect to any finished Quickload, Quickstand Silo or Quickstand Trailer that is part of the Inventory acquired by Buyer pursuant to this Agreement. In addition, in the event all or substantially all of the Purchased Assets are sold by Buyer or Buyer experiences a Change of Control prior to the expiration of the Earn-Out Period and prior to the Maximum Earn-Out Amount being paid, Buyer shall cause the acquiring party to assume all of Buyer’s obligations with respect to the Earn-Out Payments under this Section 2.07. Buyer makes no representations, warranties, covenants, promises or guarantees as to the amount of any Earn-Out Payments that may be earned by Seller during the Earn-Out Period.
(b)    Earn-Out Statements. During the Earn-Out Period, Buyer will prepare quarterly statements (each, an “Earn-Out Statement”) setting forth the calculations necessary to determine the amount of the Earn-Out Payments, if any, to be paid to Seller. Buyer shall deliver to Seller an Earn-Out Statement within thirty (30) days after the end of each quarter during the Earn-Out Period. Earn-Out Payments to Seller shall be paid within forty-five (45) days after the end of each quarter during the Earn-Out Period based on the Earn-Out Statement delivered to Seller for the immediately preceding quarter.
(c)    Audit. Seller shall have the right to audit Buyer’s relevant books and records to ensure compliance with the terms of this Section 2.07 at the end of each fiscal year during the Earn-Out Period. Buyer shall be entitled to ten (10) days written notice to schedule an audit on a mutually convenient date following the end of the fiscal year applicable to the Earn-Out Payments being audited; provided, however, that the audit shall be conducted and completed no later than sixty (60) days following the end of such fiscal year unless otherwise agreed by the parties. Audits shall be conducted by Seller or its Representatives during normal business hours in such a manner as not to interfere with normal business activities of Buyer and shall not be made more frequently than annually.
(d)    Objection. Upon completion of an audit conducted by Seller pursuant to Section 2.07(c), Seller may object to any Earn-Out Statement or Earn-Out Payment by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (an “Earn-Out Statement of Objections”). If Seller fails to deliver an Earn-Out Statement of Objections within ten (10) days of completing its audit (the “Earn-Out Audit Review Period”), the applicable Earn-Out Payments reflected in the Earn-Out Statements audited by Seller shall be deemed to have been accepted by Seller. If Seller delivers an Earn-Out Statement of Objections before the expiration of the Earn-Out Audit Review Period, Seller and Buyer shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of an Earn-Out Statement of Objections (the “Earn-Out Resolution Period”), and, if the same are so resolved within the applicable Earn-Out Resolution Period, the Earn-Out Payments and the Earn-Out Statements with such changes as may have been previously agreed in writing by Seller and Buyer shall be final and binding.
(e)    Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Earn-Out Statement of Objections before expiration of the Earn-Out Resolution Period, then any amounts remaining in dispute (“Earn-Out Disputed Amounts”) shall be submitted for resolution by the Independent

Accountant who, acting as experts and not arbitrators, shall resolve the Earn-Out Disputed Amounts only and make any adjustments to the applicable Earn-Out Payments and the Earn-Out Statements. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and its decision for each Earn-Out Disputed Amount must be within the range of values assigned to each such item in the Earn-Out Statement and the Earn-Out Statement of Objections, respectively.
(f)    Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by the party which is not the prevailing party. If any Earn-Out Disputed Amounts are submitted to the Independent Accountant, then, for purposes of this Section 2.07(f), Seller shall be the prevailing party in such proceeding if a majority of the dollar amounts of the unresolved Earn-Out Disputed Amounts are decided by the Independent Accountant in favor of Seller, and Buyer shall be the prevailing party if a majority of the dollar amounts of the unresolved Earn-Out Disputed Amounts are decided by the Independent Accountant in favor of Buyer.
(g)    Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after its engagement, and its resolution of the Earn-Out Disputed Amounts and its adjustments to the Earn-Out Statements shall be conclusive and binding upon the parties hereto. Judgment on the award of the Independent Accountant may be entered by any court of competent jurisdiction.
Section 2.08    Allocation of Purchase Price. Seller and Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) in accordance with the valuation of Seller to be prepared by Duff and Phelps (the “Allocation Schedule”). Any adjustments to the Purchase Price pursuant to this Agreement shall be allocated in a manner consistent with the Allocation Schedule.
Section 2.09    Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of any Law applicable to Taxes. All such withheld amounts shall be treated as delivered to Seller hereunder.
Section 2.10    Third Party Consents. To the extent that Seller’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person, which consent has not been obtained by the Closing Date (a “Non-Assigned Contract”), this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable commercial efforts to obtain any such required consent(s) as promptly as possible following Closing. Following the Closing, until such time as the requisite third party consent is obtained:

(a)    Seller shall retain all rights not assigned at the Closing to Buyer in such Non-Assigned Contract in trust for and on behalf of Buyer as directed by Buyer, and Buyer shall perform the obligations of Seller under such Non-Assigned Contract;
(b)    Seller shall represent Buyer in all matters arising under such Non-Assigned Contract with the third party to such Non-Assigned Contract; provided, that Seller shall act in such capacity in the best interests of Buyer and shall not agree to amend, supplement, extend or terminate such Non-Assigned Contract or grant any waiver under such Non-Assigned Contract without Buyer’s prior written consent;
(c)    all payments received by Seller pursuant to such Non-Assigned Contract shall be received and held by Seller as a trustee for Buyer and Seller shall promptly remit or shall cause the prompt remittance of such payments to Buyer; and
(d)    Seller shall cooperate with Buyer to enforce such Non-Assigned Contract, including serving as, or joining as, a plaintiff in any legal proceeding; provided, however, that Seller shall not institute or threaten the institution of any legal proceeding to enforce a Non-Assigned Contract without Buyer’s prior written consent. Any enforcement action consented to in writing by Buyer shall be conducted at Buyer’s sole cost and expense.
ARTICLE III
CLOSING
Section 3.01    Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions as contemplated by this Agreement at the Closing Time (the “Closing”) shall take place at the offices of Seller's outside counsel, Norton Rose Fulbright Canada LLP, Suite 3700, 400 – 3rd Avenue SW, Calgary, Alberta, Canada T2P 4H2, on the fifth Business Day after all of the conditions to Closing set forth in Article VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”.
Section 3.02    Closing Deliverables.
(a)    At the Closing, Seller shall deliver to Buyer the following:
(i)    the Indemnification Escrow Agreement duly executed by Seller;
(ii)    a bill of sale in the form of Exhibit A hereto (the “Bill of Sale”) duly executed by Seller transferring the Tangible Personal Property to Buyer;
(iii)    an assignment and assumption agreement in the form of Exhibit B hereto (the “Assignment and Assumption Agreement”) duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and by Buyer of the Assumed Liabilities;

(iv)    an assignment in the form of Exhibit C hereto (the “Intellectual Property Assignments”) duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Intellectual Property Assets to Buyer, and such additional form(s) of assignment for the Intellectual Property Assets as may be reasonably required by the appropriate Governmental Authority (including the United States Patent and Trademark Office) for recordation of the Intellectual Property Assignments as required to fully vest all rights in the Intellectual Property Assets transferred to Buyer in Buyer;
(v)    assignments in the form of Exhibit D hereto (the “Rights Assignments”) duly executed by the Key Employees transferring to Buyer all of their right, title and interest in and to any Intellectual Property or Software related to Seller’s business that they may own or license personally;
(vi)    with respect to each Lease, an Assignment and Assumption of Lease in form and substance satisfactory to Buyer (each, an “Assignment and Assumption of Lease”) duly executed by Seller;
(vii)    if Buyer elects to pay the Stock Consideration pursuant to Section 2.05(a)(ii), a lock-up agreement in the form of Exhibit E hereto (the “Lock-Up Agreement”), duly executed by Seller;
(viii)    the Seller Closing Certificate;
(ix)    the certificates of Seller required by Section 7.02(i) and Section 7.02(j);
(x)    executed Employment Agreements with the Key Employees in the form attached hereto as Exhibit F (the “Employment Agreements”);
(xi)    payoff letters, in forms reasonably satisfactory to Buyer, with respect to the payoff amounts as of the Closing Date for all Secured Indebtedness of Seller, and releases of any Encumbrances granted in connection with the Secured Indebtedness, indicating that upon payment of a specified amount (subject to per diem increase, if applicable), the holder shall release its Encumbrances and other security interests in, and agree to execute or authorize the execution of any Personal Property Security Act Financing Statements to release of record its Encumbrances and other security interest in, the Purchased Assets;
(xii)    if Buyer elects to pay the Stock Consideration pursuant to Section 2.05(a)(ii), an Investment representation letter in substantially the form attached hereto as Exhibit G (the “Investment Representation Letter”) duly executed by Seller;
(xiii)    if Buyer elects to pay the Stock Consideration pursuant to Section 2.05(a)(ii), the Registration Rights Agreement duly executed by Seller; and

(xiv)    such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.
(b)    At the Closing, Buyer shall deliver to Seller the following:
(i)    the Cash Consideration (as adjusted by the Excess Amount or the Shortfall Amount, if applicable, pursuant to Section 2.06(a)(ii) less the Indemnification Escrow Fund, by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer;
(ii)    the Additional Cash Consideration by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer, or the Stock Consideration, as applicable;
(iii)    the Indemnification Escrow Agreement duly executed by Escrow Agent and Buyer;
(iv)    the Assignment and Assumption Agreement duly executed by Buyer;
(v)    with respect to each Lease, an Assignment and Assumption of Lease duly executed by Buyer;
(vi)    the Buyer Closing Certificate;
(vii)    the Employment Agreements duly executed by Buyer;
(viii)    the certificates of the Secretary or Assistant Secretary of Buyer required by Section 7.03(f) and Section 7.03(g);
(ix)    if Buyer elects to pay the Stock Consideration pursuant to Section 2.05(a)(ii), the Investment Representation Letter duly executed by Parent;
(x)    if Buyer elects to pay the Stock Consideration pursuant to Section 2.05(a)(ii), the Registration Rights Agreement duly executed by Parent;
(xi)    all elections in respect of Taxes contemplated under Section 6.06 and Section 6.16 of this Agreement; and
(xii)    an amount equal to all Taxes to be paid by Buyer to Seller under Section 6.10, if any.
(c)    At the Closing, Buyer shall deliver to the Escrow Agent:
(i)    the Indemnification Escrow Agreement; and
(ii)    the Indemnification Escrow Fund.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing. The disclosures in any section or subsection of the Disclosure Schedules shall qualify only the corresponding section or subsection in this Article IV.
Section 4.01    Organization and Qualification of Seller. Seller is a private company duly organized, validly existing and in good standing under the Laws of Saskatchewan and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which Seller is licensed or qualified to do business, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of its business as currently conducted makes such licensing or qualification necessary. Seller has no subsidiaries and does not own any shares of capital stock or other securities of any other Person.
Section 4.02    Authority of Seller. Seller has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any Ancillary Document to which Seller is a party, and the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action on the part of Seller. Without limiting the generality of the foregoing, Seller has obtained the requisite approval of the Board of Directors and of the shareholders of Seller to authorize Seller to enter into this Agreement and sell the Purchased Assets as contemplated pursuant to this Agreement. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each Ancillary Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.
Section 4.03    No Conflicts; Consents; No Fraudulent Conveyance.
(a)    The execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation, by-laws or other organizational documents of Seller; (ii) conflict with or result in a material violation or material breach of any provision of any Law or Governmental Order applicable to Seller or the Purchased Assets; (iii) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent by, or notice to, any Person under, conflict with, result in a violation or breach of, constitute a default under, result in the acceleration of, or create in any Person the right to terminate or modify any Material Contract or any Permit which is material to Seller's business; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets.
(b)    No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.
(c)    Seller is not insolvent and will not be rendered insolvent by the sale, transfer and assignment of the Purchased Assets pursuant to the terms of this Agreement. Seller is not entering into this Agreement or any of the Ancillary Documents with the intent to defraud, delay or hinder its creditors, and the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not have any such effect. The Cash Consideration payable to Seller at the Closing is sufficient to pay all Secured Debt and Excluded Liabilities of Seller. The transactions contemplated in this Agreement or any of the Ancillary Documents will not constitute a fraudulent conveyance, or otherwise give rise to any right of any creditor of Seller to any of the Purchased Assets after the Closing.
Section 4.04    Financial Statements. Complete copies of the unaudited financial statements reviewed by KPMG LLP consisting of the balance sheet of Seller as at March 31 in each of the years 2017, 2016 and 2015 and the related statements of operations and deficiency and cash flows for the years then ended (the “Historic Financial Statements”), and unaudited financial statements consisting of the balance sheet of Seller as at February 28, 2018 and the related statements of operations and deficiency and cash flows for the eleven month period then ended (the “Interim Financial Statements” and together with the Historic Financial Statements, the “Financial Statements”) have been delivered to Buyer. The Financial Statements have been prepared in accordance with Canadian GAAP applied on a consistent basis throughout the period involved. The Financial Statements are based on the books and records of Seller, and fairly present the financial condition of Seller as of the respective dates they were prepared and the results of the operations of Seller for the periods indicated. The balance sheet of Seller as of March 31, 2017 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of Seller as of February 28, 2018 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.
Section 4.05    Undisclosed Liabilities. Seller has no Liabilities except (a) those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date.
Section 4.06    Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, other than in the ordinary course of business consistent with past practice, there has not been any:

(a)    event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(b)    transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the ordinary course of business;
(c)    cancellation of any claims or amendment, termination or waiver of any rights constituting Purchased Assets;
(d)    transfer or assignment of or grant of any license or sublicense under or with respect to any Intellectual Property Assets, Software or Intellectual Property Agreements (except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice);
(e)    abandonment or lapse of or failure to maintain in full force and effect any Intellectual Property Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Intellectual Property Assets;
(f)    material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;
(g)    acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;
(h)    material capital expenditures which would constitute an Assumed Liability;
(i)    imposition of any Encumbrance (other than a Permitted Encumbrance) upon any of the Purchased Assets;
(j)    increase by Seller to any bonuses, salaries or other compensation to any employee or entry into any employment, severance or similar Contract with any employee;
(k)    adoption, material modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, independent contractor or consultant, or (ii) Benefit Plan;
(l)    any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former employees;
(m)    adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or provincial bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law; or

(n)    any Contract or agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.
Section 4.07    Material Contracts.
(a)    Section 4.07(a) of the Disclosure Schedules lists all of the Contracts that are material to Seller’s business (such Contracts, together with all Leases listed or otherwise disclosed in Section 4.10(b) of the Disclosure Schedules and all Intellectual Property Agreements set forth in Section 4.11(b) of the Disclosure Schedules, being “Material Contracts”), including the following Contracts:
(i)    all current purchase orders or other current Contracts for the sale or lease of a Quickload, Quickstand Silo and/or Quickstand Trailer;
(ii)    all Contracts involving aggregate consideration in excess of $25,000 and which, in each case, cannot be cancelled without penalty or without more than 90 days’ notice;
(iii)    all Contracts that provide for the indemnification of any Person (other than the applicable standard terms and conditions of sale or lease of Seller, which are set forth in Section 4.12(b) of the Disclosure Schedules) or the assumption of any Tax or Liability of any Person;
(iv)    all Contracts that relate to the acquisition or disposition of any business or a material amount of stock or assets of any other Person (whether by merger, sale of stock, sale of assets or otherwise);
(v)    all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;
(vi)    all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) which are not cancellable without material penalty or without more than thirty (30) days’ notice;
(vii)    except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees);
(viii)    all Contracts with any Governmental Authority;
(ix)    all Contracts that limit or purport to limit the ability of Seller or, to Seller's Knowledge, any Key Employee to compete in any line of business or with any Person or in any geographic area or during any period of time;
(x)    all joint venture, partnership or similar Contracts;

(xi)    all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets; and
(xii)    all collective bargaining agreements or Contracts with any union.
(b)    Each Material Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to Seller’s Knowledge, any other party thereto is in breach of or default beyond any applicable cure period under (or is alleged to be in breach of or default beyond any applicable cure period under), or has provided or received any notice of any intention to terminate, any Material Contract. To Seller's Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or, to Seller's Knowledge, threatened under any Material Contract.
(c)    Except for standard employee benefits generally made available to all employees, (i) no employee or any family member of such Person (A) owes any amount to Seller, and Seller does not owe any amount to, and it has not committed to make any material loan or extend or guarantee credit to or for the benefit of, any such Person, (B) has directly or indirectly purchased, acquired or leased any property, rights or services from, or sold, transferred or leased any property, rights or services to Seller; (C) has directly or indirectly entered into or been subject to any Material Contract with Seller; or (D) has directly or indirectly received any financial or other benefits from Seller, other than the payment of compensation for services rendered in the ordinary course of business; and (ii) no officer, manager, shareholder, director, employee or Affiliate of Seller, or any family member of such Person (A) owns or has any rights in or to any Intellectual Property or Software used by Seller in or as a part of Seller’s business; or (B) owns, has any interest in or any rights to, and has administrative or operational control over any domain names, social media accounts or websites used (or formerly used) in connection with Seller’s business, or that use or include any of Seller’s Trademarks, or any name or mark confusingly similar thereto.
Section 4.08    Title to Purchased Assets. Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances, except for Permitted Encumbrances. Section 4.08 of the Disclosure Schedules sets forth the indebtedness of Seller secured by all or any part of the Purchased Assets (the “Secured Indebtedness”), which Encumbrances securing the Secured Indebtedness will be released as of, or simultaneous with, the Closing. Upon execution and delivery by Seller to Buyer of the instruments of conveyance referred to in Section 3.02(a), Buyer will become the true and lawful owner of, and will receive good title to, the Purchased Assets, free and clear of all Encumbrances other than the Permitted Encumbrances.

Section 4.09    Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Purchased Assets are, in all material respects, structurally sound, in good operating condition and repair, and adequate for the uses to which they are being put, and none of such tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of Seller’s business in substantially the same manner as currently conducted and constitute all of the rights, property and assets necessary to conduct Seller’s business as currently conducted. Other than cash of Seller and the Benefit Plans and the assets attributable thereto, none of the Excluded Assets are material to the operation of Seller’s business immediately following the Closing.
Section 4.10    Real Property.
(a)    Seller does not own any real property.
(b)    Section 4.10(b) of the Disclosure Schedules sets forth each parcel of real property leased by Seller (together with all rights, title and interest of Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and similar agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property (collectively, the “Leases”). Seller has delivered to Buyer a true and complete copy of each Lease. With respect to each Lease:
(i)    such Lease is valid, binding, enforceable and in full force and effect, and Seller is entitled thereunder to quiet possession of the Leased Real Property;
(ii)    Seller is not in material breach or default under such Lease beyond applicable cure periods, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Seller has paid all rent due and payable under such Lease;
(iii)    Seller has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Leases and, to the Knowledge of Seller, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;
(iv)    Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof;
(v)    Seller has not pledged, mortgaged or otherwise granted an Encumbrance specifically charging its leasehold interest in any Leased Real Property; and

(vi)    Such Lease is assignable by Seller to Buyer without the consent or approval of, or notice to, any party (except as set forth in Section 4.03 of the Disclosure Schedules).
(c)    Seller has not received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Leased Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Leased Real Property as currently operated. To Seller's Knowledge, neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.
(d)    The Leased Real Property is sufficient for the conduct of Seller’s business and constitutes all of the real property necessary to conduct Seller’s business.
Section 4.11    Intellectual Property.
(a)    Section 4.11(a) of the Disclosure Schedules contains a current and complete list of: (i) all Intellectual Property Registrations, specifying as to each, as applicable: the title, mark, or design; the jurisdiction by or in which it has been issued, registered or filed; the patent, registration or application serial number; the issue, registration or filing date; and the current status; (ii) all unregistered Trademarks included in the Intellectual Property Assets that are material to Seller’s business as presently conducted; (iii) all Software owned or used by or licensed to Seller; (iv) all internet domain names, and social media accounts used by Seller in or as a part of Seller’s business; (v) all other Intellectual Property Assets; and (vi) all actions, filings, and payments known to Seller as of the Closing Date that must be taken or made on or before the date that is one hundred eighty (180) days after the Closing Date to continue or maintain any of the Intellectual Property Registrations listed on Section 4.11(a) of the Disclosure Schedules in full force and effect. To Seller’s Knowledge, all required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. To Seller’s Knowledge, Seller has provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence, opinions and other materials related to all Intellectual Property Registrations.
(b)    Section 4.11(b) of the Disclosure Schedules contains a current and complete list of all Intellectual Property Agreements, specifying for each the date, title and parties thereto. Seller has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Intellectual Property Agreements (excluding shrink-wrap, click-wrap or other similar agreements for commercially available off the shelf Software with annual payments by Seller of less than $5,000), including all modifications, amendments and supplements thereto and waivers thereunder. To Seller’s Knowledge, each Intellectual Property Agreement disclosed herein is valid and binding on Seller in accordance with its terms and is in full force and effect.

Neither Seller, nor, to Seller's Knowledge, any other party to an Intellectual Property Agreement is alleged to be in breach of or default under, or has received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Intellectual Property Agreement.
(c)    Seller is the sole and exclusive legal and beneficial owner, and with respect to the Intellectual Property Registrations, owner of record, of all right, title and interest in and to the Intellectual Property Assets, and, to Seller's Knowledge, has the valid and enforceable right to use all Intellectual Property that is licensed by the Seller, in each case, free and clear of Encumbrances, other than Permitted Encumbrances.
(d)    Except as set forth in Section 4.11(d) of the Disclosure Schedule, Seller has entered into binding, valid and enforceable written Contracts with each current and former employee who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property Assets and/or Software that is owned by Seller during the course of employment or engagement with Seller, whereby such employee (i) acknowledges Seller’s exclusive ownership of all Intellectual Property Assets and Software invented, created or developed by such employee within the scope of his or her employment or engagement with Seller; and (ii) grants to Seller a present, irrevocable assignment of any ownership interest such employee may have in or to such Intellectual Property Assets and Software. Seller has provided Buyer with true and complete copies of all such Contracts. No independent contractor of Seller is or was involved in, or has contributed to, the invention, creation, or development of any Intellectual Property Assets and/or Software that is owned by Seller that has not entered into a valid, binding and enforceable written Contract assigning to the Seller all of its rights in and to any such Intellectual Property Assets and/or Software.
(e)    Except as set forth in Section 4.11(e) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereunder will result in the loss or impairment of, or payment of any additional amounts with respect to, Buyer’s right to own or use any Intellectual Property Assets or Software owned by Seller or any Intellectual Property or Software subject to any Intellectual Property Agreement.
(f)    To Seller's Knowledge, all of the Intellectual Property Assets are valid and enforceable, and all Intellectual Property Registrations are subsisting and in full force and effect. Except as set forth in Section 4.11(f) of the Disclosure Schedules, Seller has taken reasonable steps to maintain and enforce the Intellectual Property Assets and to preserve the confidentiality of all Trade Secrets included in the Intellectual Property Assets, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements.
(g)    In the last five (5) years: (i) Seller has not received any written notice alleging that it has infringed, misappropriated or otherwise violated any Intellectual Property rights or any Software of any Person; and (ii) Seller has not sent any written notice alleging that any Person is infringing upon, misappropriating or otherwise violating any of its Intellectual Property Assets. To Seller's Knowledge, Seller’s use of the Intellectual Property Assets and

the Intellectual Property licensed under the Intellectual Property Agreements in connection therewith, and the products, processes, and services of Seller have not infringed, misappropriated, or otherwise violated, and do not and will not, to Seller’s Knowledge, infringe, misappropriate or otherwise violate the Intellectual Property rights of any other Person. To Seller’s Knowledge, no Person owns any Intellectual Property rights that could prevent Buyer’s right or ability (after the Closing) to make, use or sell any of the products, processes and services made or provided by Seller prior to the Closing. To Seller’s Knowledge, no Person is engaging in any activity that infringes, misappropriates or otherwise violates the Intellectual Property Assets or the Intellectual Property licensed under the Intellectual Property Agreements. To Seller's Knowledge, neither Halliburton Company nor any Affiliate of Halliburton Company has any legal or beneficial ownership interest in any of the Intellectual Property Assets or has ever made any claim or demand that it has any such ownership interest in any of the Intellectual Property Assets.
(h)    There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding) settled, pending or, to Seller's Knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation of the Intellectual Property or the Software of any Person by Seller; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property Registrations; or (iii) by Seller alleging any infringement, misappropriation, or violation by any Person of any Intellectual Property Assets. Seller is not aware of any facts or circumstances: (A) that could reasonably be expected to give rise to any such Action, or (B) that could indicate that any of the Intellectual Property Assets are invalid or unenforceable. Seller is not subject to any outstanding or, to Seller’s Knowledge, prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Intellectual Property Assets or Software.
(i)    The Software, systems, servers, network equipment and other information technology systems owned, leased or licensed by Seller operate and perform in a manner that permits Seller to conduct its business as currently conducted. Seller maintains reasonable back-up and disaster recovery arrangements that are in accordance with current industry standards.
(j)    To Seller’s Knowledge, Seller and any Person acting on its behalf has, for the past three (3) years, complied in all material respects with (i) Seller’s own privacy policies (if any), (ii) all applicable Privacy Laws, and (iii) all contractual commitments that Seller has entered into with respect to the collection, use, disclosure and disposal of Personal Information.
(k)    Neither Schlumberger Canada Limited nor any of its Affiliates (collectively, “SLB”) have furnished to Seller any specifications, requirements or designs for the manufacture of any products or supply of any services to SLB or any improvements to any of the foregoing. To Seller's Knowledge, SLB has not requested that Seller or any of its employees, consultants, contractors or agents grant, assign or transfer to SLB any right, title or interest in and to any specifications, requirements or designs for the manufacture of any products or supply of any services to SLB or any improvements to any of the foregoing. Seller is not aware of any facts or circumstances that could reasonably be expected to give rise to any rights of SLB with respect to any Intellectual Property Assets.
(l)    To Seller’s knowledge, all Software included in the Purchased Assets is free of all viruses, worms, Trojan horses and other material known infections or intentionally harmful routines and does not contain any bugs, errors, or problems of a material nature that could reasonably be expected to disrupt its operation. To Seller’s Knowledge, Seller possesses a valid and effective license to all Software included in the Purchased Assets, and, except as set forth in Section 4.11(l) of the Disclosure Schedule, neither the sale and transfer of such Software to Buyer at the Closing, nor Buyer’s use of such Software after the Closing, will invalidate any such license.
Section 4.12    Inventory; Warranties.
(a)    Inventory. All Inventory, whether or not reflected in the Balance Sheet and/or the Interim Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by Seller free and clear of all Encumbrances (other than Permitted Encumbrances), and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not materially excessive, but are reasonable in the present circumstances of Seller.
(b)    Warranties. No product or service manufactured, sold, leased, licensed or delivered by Seller is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of Seller, which are set forth in Section 4.12(b) of the Disclosure Schedules, and (ii) manufacturers’ warranties for which Seller has no liability. All products sold and services rendered by Seller have been in material conformity with all applicable contractual commitments and express and implied warranties. Section 4.12(b) of the Disclosure Schedules sets forth the aggregate expenses incurred by Seller in fulfilling its obligations under its guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Financial Statements; and Seller is not aware of any reason why such expenses should significantly increase as a percentage of sales in the future.
Section 4.13    Accounts Receivable. The Accounts Receivable reflected on the Interim Balance Sheet and the Accounts Receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts

Receivable arising after the Interim Balance Sheet Date, on the accounting records of Seller, are collectible in full within sixty (60) days after billing. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of Seller have been determined in accordance with Canadian GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 4.14    Customers and Suppliers.
(a)    Seller has not received any notice, and has no reasonable reason to believe, that any of its customers intend to discontinue or change the terms of their relationship with Seller in any material respect.
(b)    Seller has not received any notice, and has no reasonable reason to believe, that any of its suppliers intend to discontinue or change the terms of their relationship with Seller in any material respect.
Section 4.15    Insurance. Section 4.15 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller (collectively, the “Insurance Policies”); and (b) a list of all pending claims and the claims history for Seller since April 1, 2015. There are no claims pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Seller has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) to Seller's Knowledge, are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Seller is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to Seller’s business and are sufficient for compliance with all applicable Laws and Contracts to which Seller is a party or by which it is bound. True and complete copies of the Insurance Policies have been made available to Buyer.
Section 4.16    Legal Proceedings; Governmental Orders.
(a)    Except as set forth in Section 4.16(a) of the Disclosure Schedules, there are no Actions pending or, to Seller’s Knowledge, threatened against or by Seller (a) relating to or affecting the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller's Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. Section 4.16(a) of the Disclosure Schedules sets forth all currently pending or, to Seller's Knowledge, threatened, Actions.

(b)    There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against Seller.
Section 4.17    Compliance With Laws; Permits.
(a)    Except as set forth in Section 4.17(a) of the Disclosure Schedules, Seller has complied, and is now complying, in all material respects, with all Laws applicable to it or to the conduct or operation of Seller’s business or the ownership or use of any of the Purchased Assets.
(b)    All Permits required for the conduct or operation of Seller’s business or for the ownership and/or use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Permits have been paid in full. Section 4.17(b) of the Disclosure Schedules lists all current Permits issued to Seller, including the names of the Permits and their respective dates of issuance and expiration. To Seller's Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.17(b) of the Disclosure Schedules.
Section 4.18    Environmental Matters.
(a)    The operations of Seller with respect to the Purchased Assets are currently and have been in compliance in all material respects with all Environmental Laws. Seller has not received from any Person with respect to the Purchased Assets any Environmental Notice or Environmental Claim.
(b)    Seller has obtained and is in compliance in all material respects with all Environmental Permits necessary for the ownership, lease, operation or use of the Purchased Assets (each of which is disclosed in Section 4.18(b) of the Disclosure Schedules) and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Seller through the Closing Date in accordance with Environmental Law. Seller has undertaken, or will undertake prior to the Closing Date, all measures reasonably necessary to facilitate transferability of the Environmental Permits disclosed in Section 4.18(b) of the Disclosure Schedules, and Seller is not aware of any condition, event or circumstance that might reasonably be expected to prevent or impede the transferability of the same. Seller has not received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of any Environmental Permit disclosed in Section 4.18(b) of the Disclosure Schedules.
(c)    There has been no Release of Hazardous Materials by Seller or, to Seller’s Knowledge, any other Person, in contravention of Environmental Law with respect to the Purchased Assets and Seller has not received an Environmental Notice that, and does not otherwise have any Knowledge that, any of the Purchased Assets (including soils, groundwater, surface water, buildings and other structure located thereon) is now or has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller.
(d)    Section 4.18(d) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks on or within the Purchased Assets which are owned or operated by Seller in connection with the Purchased Assets.
(e)    Seller has not retained or assumed, pursuant to any of the Leases, by contract or by operation of Law, any liabilities or obligations of third parties under Environmental Law.
(f)    Seller has provided or otherwise made available to Buyer and listed in Section 4.18(f) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Purchased Assets which are in the possession or control of Seller related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents prepared by or for Seller concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).
(g)    To Seller’s Knowledge, no part of any Leased Real Property has been used as a dump or a land fill site or otherwise for the disposal of waste material.
(h)    To Seller’s Knowledge, no lands adjacent to any Leased Real Property have been contaminated by any Hazardous Materials.
(i)    To Seller’s Knowledge no part of the Leased Real Property is subject to any reclamation or rehabilitation obligations.
(j)    To Seller’s Knowledge there are no abandoned oil or gas wells on or in any part of the Leased Real Property and there are no oil or gas wells planned to be drilled on any part of the Leased Real Property.
Section 4.19    Employee Benefit Matters.
(a)    The Employee Matters Disclosure Schedule contains a list of each material benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program in effect and covering one or more of its employees, former employees, current or former directors or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by Seller, or under which Seller has any material liability for premiums or benefits (as listed on Section 4.19(a) of the Disclosure Schedules, each, a “Benefit Plan”).
(b)    Other than as required under applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).
(c)    No Benefit Plan exists that could: (i) result in the payment to any employee, director or consultant of Seller of any money or other property; or (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any employee, director or consultant of Seller, in each case, as a result of the execution of this Agreement.
Section 4.20    Employment Matters.
(a)    Seller is not a party to, bound by, any collective bargaining or other agreement with a labor organization representing any of its employees. Since January 1, 2013, there has not been, nor, to Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting Seller or any of its employees.
(b)    The Employee Matters Disclosure Schedule sets forth a complete list of each employee and independent contractor of Seller which indicates for each individual: (i) their position or title; (ii) the location of their employment; (iii) their start date; (iv) their cumulative length of service with Seller; (v) their status as full-time, part-time or temporary; (vi) their hourly wage or annual salary; (vii) their entitlement to bonuses, incentive schemes, benefits, commissions and other compensation; (viii) the Benefit Plans in which the individual participates; (ix) their annual vacation entitlement, and accrued and unused vacation entitlement; (x) their annual paid time off entitlement, and accrued and unused paid time off entitlement; (xi) an indication of any individual who is on leave of absence together with the reason for the leave, their last date of active service and their expected date of return to work; and (xii) an indication of any individual who is party to a written employment or independent contractor agreement with Seller.
(c)    Seller has provided Buyer with correct and complete copies of all employment agreements and independent contractor agreements for each employee and independent contractor of Seller, as well as all material handbooks and policies that apply to Seller’s employees.
(d)    Except as set forth in the Employee Matters Disclosure Schedule, there is no employment contract between Seller and any of its employees that is not terminable on the giving of reasonable notice in accordance with applicable Law, nor are there any employment or other contracts providing for payments or other entitlements, contingent or otherwise, on or in connection with the Closing.

(e)    None of Seller’s employees are subject to any restrictions, including any non-competition agreement, which would prevent such employee from entering into an employment relationship with Buyer or carrying on employment with Buyer in substantially the same capacity as the employee carried on employment with Seller immediately prior to the Closing Date.
(f)    All individuals characterized and treated by Seller as independent contractors are listed in the Employee Matters Disclosure Schedule. Each independent contractor has been properly classified as an independent contractor and Seller has not received any notice from any Governmental Authority disputing such classification.
(g)    All amounts due and owing or accrued, but not yet owing, for all employee or independent contractor compensation, including salary, wages, overtime, bonuses, commissions, vacation pay, sick days, other compensation payments, pension benefits or benefits under the Benefit Plans, have been paid in full or, if accrued, are reflected in full in the Books and Records.
(h)    There are no outstanding or unaccrued assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workers’ compensation Laws. No audit of Seller is currently being performed under any workers’ compensation Laws.
(i)    All orders and inspection reports received by Seller in the past two (2) years under occupational health and safety Laws have been made available to Buyer. There are no outstanding orders issued under the occupational health and safety Laws relating to the Purchased Assets.
(j)    Except as set forth in the Employee Matters Disclosure Schedule, to the Knowledge of Seller, it is and has been in compliance with all terms and conditions of employment and all Laws pertaining to employment, including employment standards, labour standards, wages, hours of work, overtime, human rights, pay equity, employment equity, pensions, occupational health and safety, immigration, workers’ compensation, income tax withholding, payroll taxes, the Canada Pension Plan remittances or any other employment-related matter arising under applicable Laws, and there are no outstanding claims, complaints, investigations or orders under any such Laws.
Section 4.21    Taxes. Except as set forth in Section 4.21 of the Disclosure Schedules:
(a)    All Tax Returns required to be filed by Seller for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.
(b)    Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor,

creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.
(c)    No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller.
(d)    All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.
(e)    Seller is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.
(f)    There are no Encumbrances for Taxes upon any of the Purchased Assets (other than Taxes not yet due and payable).
(g)    Seller is not and never has been, nor was it required to have been, registered or licensed in any jurisdiction to collect retail sales tax or any similar tax other than GST or provincial sales taxes in the Province of Saskatchewan.
(h)    Seller is a registrant as defined in Part IX of the Excise Tax Act (Canada) and its registration number is 83894 3108 RT 0001.
Section 4.22    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Seller.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof.
Section 5.01    Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware.
Section 5.02    Authority. Buyer has full power and authority to enter into this Agreement and the Ancillary Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which it is a party, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such

Ancillary Document will constitute a legal and binding obligation of Buyer, enforceable against it in accordance with its terms.
Section 5.03    No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation, operating agreement or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 5.03 of the Disclosure Schedules, require the consent by any Person under, result in a violation or breach of, constitute a default under, or create in any Person the right to terminate any Contract to which Buyer is a party or by which Buyer is bound. Except as set forth in Section 5.03 of the Disclosure Schedules and the Registration Rights Agreement, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.
Section 5.04    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.
Section 5.05    Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement, and no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.
Section 5.06    Compliance with Laws. Buyer has complied, and is now complying, in all material respects, with all Laws applicable to it or to the conduct or operation of its business or the ownership or use of its assets.
Section 5.07    Financing. Buyer has sufficient funds, or is obtaining binding commitments for debt or equity financing in amounts sufficient, to enable Buyer to pay all amounts required to be paid by Buyer under this Agreement, and all expenses which have been or will be incurred by Buyer to consummate the transactions contemplated herein.
Section 5.08    Investment Canada Act. Buyer is not controlled by a state-owned enterprise for purposes of the Investment Canada Act and Buyer is a WTO investor for purposes of the Investment Canada Act.
Section 5.09    GST. Prior to the Closing, Buyer will be a registrant for purposes of the Excise Tax Act (Canada).
ARTICLE VI
COVENANTS

Section 6.01    Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall (x) conduct its business in the ordinary course consistent with past practice and in compliance in all material respects with all applicable Laws; and (y) use reasonable commercial efforts to maintain and preserve intact its current business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with it. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:
(a)    not enter into any material transaction, including any Material Contract;
(b)    not acquire (by merger, consolidation or acquisition of stock or assets) any business entity or an equity interest therein;
(c)    maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;
(d)    preserve and maintain all Permits required for Seller’s business and the use of the Purchased Assets;
(e)    preserve and maintain all Intellectual Property Registrations;
(f)    pay the debts, Taxes and other obligations when due;
(g)    continue to collect Accounts Receivable in a manner consistent with past practice, without discounting such Accounts Receivable;
(h)    continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;
(i)    use commercially reasonable efforts to defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;
(j)    perform all of its obligations under all Assigned Contracts;
(k)    maintain the Books and Records consistent with past practice;
(l)    comply in all material respects with all Laws applicable to the conduct of Seller’s business or the ownership and use of the Purchased Assets;
(m)    not take or permit any action that would cause any of the changes, events or conditions described in Section 4.06 to occur; and
(n)    not enter into any agreement to do any of the foregoing.

Section 6.02    Access to Information. From the date hereof until the Closing, Seller shall (a) afford Buyer and its Representatives full and free access during Seller’s normal business hours to and the right to inspect all of the Leased Real Property, properties, assets, premises, Books and Records, Contracts and other documents and data of Seller; (b) furnish Buyer and its Representatives with such financial, operating and other data and information as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to use reasonable commercial efforts to cooperate with Buyer in its investigation. Without limiting the foregoing, Seller shall permit Buyer and its Representatives to conduct environmental due diligence of the Leased Real Property. Any investigation pursuant to this Section 6.02 shall be at Buyer’s cost and risk and conducted in such manner as not to unreasonably interfere with Seller’s operations.
Section 6.03    Notice of Certain Events.
(a)    From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:
(i)    any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being complete or true and correct in all material respects, or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;
(ii)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(iii)    any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; or
(iv)    any Action commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.16 or that relates to the consummation of the transactions contemplated by this Agreement.
(b)    From the date hereof until the Closing, Buyer shall promptly notify Seller in writing of:
(i)    any fact, circumstance, event or action the existence, occurrence or taking of which (A) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Buyer hereunder not being complete or true and correct in all material respects, or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.03 to be satisfied;

(ii)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(iii)    any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; or
(iv)    any Action commenced or, to Buyer’s knowledge, threatened that relates to the consummation of the transactions contemplated by this Agreement.
(c)    Each of Buyer’s and Seller's receipt of information pursuant to this Section 6.03 shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement; provided, however, that if Seller or Buyer, as applicable, have the right to, but do not elect to, terminate this Agreement and instead proceed to Closing, then Seller or Buyer, as applicable, shall have waived their right to indemnification under Section 8.03 and Section 8.02, respectively, with respect to such matter.
Section 6.04    Employees and Employee Benefits.
(a)    Seller shall be responsible for the payment of wages and other remuneration and compensation due to employees, independent contractors and consultants of Seller through the close of business on the day immediately prior to the Closing Date. Buyer shall offer employment to all employees of Seller effective on the Closing Date in accordance with the following terms (each such employee to whom an offer is required to be made pursuant to the terms hereof is referred to herein as a “Prospective Employee”):
(i)    On a date prior to the Closing to be mutually agreed upon by Buyer and Seller, Buyer shall offer employment in writing pursuant to offer letters in form and substance as agreed to by Seller and Buyer (each such offer letter being an “Offer Letter” and the offer made pursuant to each such Offer Letter, an “Offer”) to each of the Prospective Employees. Each such Offer shall include provision for terms and conditions of employment, including total compensation and benefits, which are substantially similar, in the aggregate, to the terms and conditions of employment which Seller provides to such Prospective Employee at the time the Offer Letter is delivered; and will specify, inter alia, that:
(A)    the Prospective Employee’s accrued service with Seller, and any predecessor of Seller, shall be recognized for all purposes;
(B)    if the Offer is accepted by the Prospective Employee (which acceptance must be received prior to the Closing Date), their employment with Buyer will commence on the Closing Date (the “Employment Date”), subject to the recognition of service as set forth in Section 6.04(a)(i)(A) above; and

(C)    the acceptance of the Offer by the Prospective Employee will be conditional on Closing occurring.
(ii)    Seller shall have the right to require Buyer to provide clarification of, and if required to comply with the terms of this Agreement, amend such terms. Buyer shall exercise commercially reasonable efforts to persuade the Prospective Employees to accept such offers of employment.
(iii)    A Prospective Employee who accepts Buyer’s Offer and commences employment with Buyer on the applicable Employment Date is hereinafter referred to as a "Hired Employee".
(iv)    If an Offer is not accepted by a Prospective Employee prior to the Closing Date, or if an Offer is accepted by a Prospective Employee prior to the Closing Date but such Prospective Employee does not commence employment with Buyer on the Closing Date for any reason other than Buyer rescinding or terminating the Offer prior to the Closing Date, Seller shall be entitled to terminate such Prospective Employee effective as of the Closing Date and Seller shall be responsible for all severance liabilities and obligations relating to all such terminated Prospective Employees.
(b)    Seller shall (i) assist Buyer in contacting and communicating with employees, independent contractors and consultants of Seller, and delivering offers of employment to those employees, independent contractors and consultants Buyer makes offers to, (ii) encourage those employees, independent contractors and consultants who receive offers from Buyer to accept the offer and work for Buyer, and (iii) assist Buyer in contacting and communicating with any Prospective Employee who is absent from work by reason of vacation, scheduled day off or any other absence or leave before the Closing Date for the purposes set out in (i) immediately preceding.
(c)    Without limitation, Seller shall be responsible for, and shall pay, all wages and earnings, including payment for accrued but unused vacation, for all of the Prospective Employees earned or accrued up to the Closing Date, whether or not paid or payable before or after the Closing Date. Buyer shall be responsible for all wages and earnings with respect to the Hired Employees accrued and earned on and after the Closing Date.
(d)    With respect to the group benefit plans provided by Buyer to the Hired Employees:
(i)    Seller shall retain responsibility for payment of all covered medical and dental claims under the terms of the relevant Seller plan for Seller employees, to the extent such claims were incurred prior to the Closing Date and/or during a continuous period of hospitalization commencing prior to and ending after the Closing Date. For these purposes, medical and dental claims shall be deemed to have been incurred on the date of treatment (or the date the prescription is written, as the case may be). Buyer shall be responsible for payment of all such claims incurred on or after the Closing Date with respect to Hired Employees, payable to such employees (or any covered dependent of such employee) under the terms of a corresponding group benefit plan.
(ii)    Seller shall retain responsibility for short-term and long-term disability benefit claims for such Hired Employees who, prior to the Closing Date, qualified for short-term or long-term disability benefits under the terms of the relevant Seller employee plan, and for long-term disability benefits for such Hired Employees who, prior to the Closing Date, qualified for short-term disability benefits under the terms of the relevant Seller employee plan where such long-term disability arose as a consequence of, and immediately following, the short-term disability period and is applicable to the same injury or disease, in each case as determined by the relevant third party short-term and/or long-term disability benefits provider.
(iii)    Buyer shall be responsible for payment of all other short-term and long-term disability benefit claims incurred on and following the Closing Date with respect to such Hired Employees, payable to such employees (or any covered dependent of such employee) under the terms of a corresponding group benefit plan.
(e)    Nothing contained in this Section 6.04, express or implied, shall or be construed to (i) constitute an amendment to or any other modification of any Seller employee benefit plan, program or policy; (ii) create any third-party beneficiary rights in any Person; (iii) require Buyer to continue any particular Seller employee benefit plan, program or policy or other employee compensation or benefit plan or arrangements; (iv) limit any Person’s right to amend or terminate any Seller plan or other employment benefit or compensation plan or arrangement; or (v) confer on any or any other Person, including any Hired Employee, any right to employment or continued employment or continued service or any term or condition of employment, or constitute or create an employment or other service agreement with any employee, independent contractor, consultant or other service provider of Seller or of Buyer or any of their Affiliates.
(f)    In addition to the other indemnities provided for herein, Buyer shall, subject to and in accordance with the provisions of this Agreement, indemnify and hold harmless Seller from and against any and all damages which Seller incurs in connection with:
(i)    all obligations and Liabilities relating to each Hired Employee which Buyer has agreed to assume, perform or discharge pursuant to the terms of this Agreement, including Section 6.04;
(ii)    Buyer’s unauthorized disclosure, in violation of this Agreement, of Seller's employee records or other records maintained by Seller that have been provided to Buyer.
(g)    Buyer agrees that as of the applicable Employment Date, in accordance with the terms of the applicable Offer Letter, the Hired Employees will participate immediately in each of Buyer’s employee benefit plans and programs which are generally applicable to Buyer’s employees (or, at the time they may retire, will be eligible to participate in the employee benefit plans and programs for which they qualify based upon their age and service and which are generally applicable to employees of Buyer who have retired) and that all Hired Employees shall be given credit for the corresponding service recognized by Seller prior to the Closing Date for all applicable purposes (including participation eligibility, vesting and benefit eligibility) under Seller’s existing and future employee benefit plans and programs.
Section 6.05    Confidentiality. From and after the date hereof, Seller, the Majority Shareholders and the Restricted Shareholders (collectively, “Selling Parties”) shall, and shall cause their respective Affiliates to, hold, and shall use its reasonable commercial efforts to cause their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Purchased Assets or the Assumed Liabilities, except to the extent that Selling Parties can show that such information (a) is generally available to and known by the public through no fault of Selling Parties, any of their Affiliates or their respective Representatives; or (b) is lawfully acquired by Selling Parties, any of their Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Selling Parties or any of their Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Selling Parties shall promptly notify Buyer in writing and shall disclose only that portion of such information which Selling Parties are advised by counsel in writing is legally required to be disclosed, provided that Selling Parties shall use reasonable commercial efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Notwithstanding anything to the contrary in this Section 6.05, the Selling Parties shall be free to disclose information relating to this Agreement: (a) to the Seller's security holders and creditors to the extent such disclosure is necessary to consummate the transactions contemplated hereunder; and (b) to the extent required for their financial reporting purposes.
Section 6.06    Non-Competition; Non-Solicitation; Non-Disparagement.
(a)    For a period of three (3) years after the Closing Date, neither Seller nor any of the Restricted Shareholders shall, and shall not permit any of their respective Affiliates to, directly or indirectly, invest in, own, manage, operate, finance, control, render services to or guarantee the obligations of any Person engaged in (i) the frac sand mining business, or (ii) the frac sand, proppant, aggregate, cement or other similar materials storage (including temporary and/or mobile storage), handling, inventory management, mixing, distribution, trucking or transloading business (“Restricted Business”) anywhere in the States of Texas, New Mexico, Oklahoma, Louisiana, Arkansas, Pennsylvania, West Virginia, Ohio, North Dakota, Montana, Wyoming, Colorado, Nebraska or Utah in the United States, or the provinces of British Columbia, Alberta or Saskatchewan in Canada; provided, however, that nothing herein shall restrict Seller and the Restricted Shareholders from (i) holding the Parent Common Stock issued pursuant to Section 2.05, and (b) purchasing or otherwise acquiring and holding up to (but not more than) five percent (5%)

of any class of the securities of any Person (but may not otherwise participate in the activities of such Person).
(b)    For a period of three (3) years after the Closing Date, neither Seller nor any of the Restricted Shareholders shall, and shall not permit any of their respective Affiliates to, directly or indirectly:
(i)    solicit the business of any Person who is a Customer of Buyer for the purposes of offering products and services that are competitive with the Restricted Business;
(ii)    cause, induce or attempt to cause or induce any Customer, supplier, licensee, licensor, employee, consultant or other business relation of Buyer to cease doing business with Buyer or in any way interfere with its relationship with Buyer;
(iii)    cause, induce or attempt to cause or induce any Customer, supplier, licensee, licensor, employee, consultant or other business relation of Seller on the Closing Date or within the year preceding the Closing Date to cease doing business with Buyer, or in any way interfere with its relationship with Buyer; or
(iv)    hire, retain or attempt to hire or retain any employee or independent contractor of Buyer or in any way interfere with the relationship between Buyer and any of its employees or independent contractors.
(c)    For the purposes of the restrictions in Section 6.05(b), the term “Customer” shall refer to customers to whom Seller provided goods and services in the three (3) years immediately preceding the Closing Date and, in the case of Restricted Shareholders, shall refer to customers of Seller with whom the Restricted Shareholders had direct dealings on behalf of Seller or in respect of whom the Restricted Shareholders were provided with Confidential Information in the three (3) years immediately preceding the Closing Date.
(d)    After the Closing Date, neither Seller, the Restricted Shareholders nor any of the Majority Shareholders shall, and shall not permit any of their respective Affiliates to, disparage Buyer or any of Buyer’s shareholders, directors, officers, employees or agents. Notwithstanding the foregoing, Seller, the Restricted Shareholders, the Majority Shareholders and their respective Affiliates may make truthful statements about Buyer and its shareholders, directors, officers, employees or agents, if compelled by court order, Action, or otherwise required by Law, without violating the non-disparagement requirements under this section.
(e)    Seller and each Restricted Shareholder acknowledges that a breach or threatened breach of this Section 6.06 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller or any Restricted Shareholder of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
(f)    Seller and each Restricted Shareholder acknowledges that the restrictions contained in this Section 6.06 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.06 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.06 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
(g)    Seller and Buyer agree that no amount is payable by Buyer in consideration of the covenants of each of Seller and each Restricted Shareholder contained in this Section 6.06 and that no part of the Purchase Price has been allocated to such covenants. Seller and Buyer agree that the covenants of Seller and each Restricted Shareholder contained in this Section 6.06 have been granted to maintain or preserve the value of the Purchased Assets to be sold by Seller to Buyer. If requested by Seller, Buyer shall make an election pursuant to the provisions of 56.4 of the Income Tax Act (Canada), with Seller and/or each Restricted Shareholder, as determined by Seller, so as to cause subsection 56.4(5) of the Income Tax Act (Canada) (and any equivalent or corresponding provision under applicable provincial tax legislation) to apply in connection with the Canadian income tax treatment of the covenants of Seller and each Restricted Shareholder contained in this Section 6.06.
Section 6.07    Governmental Approvals and Consents. As promptly as practicable after the date of this Agreement, Seller and Buyer shall each make all filings and applications required under applicable Law that are necessary to consummate the transactions contemplated under this Agreement and the Ancillary Documents and for the performance of their respective obligations under this Agreement and the Ancillary Documents, including, without limitation, the transfer of all Environmental Permits into the name of Buyer. Seller shall use reasonable commercial efforts to cooperate with Buyer and its Representatives with respect to all filings and applications that Buyer elects to make or, pursuant to applicable Law, shall be required to make in order to consummate the transactions contemplated under this Agreement and the Ancillary Documents and to perform its obligations under this Agreement and the Ancillary Documents. Seller and Buyer shall cooperate in giving all required notices to, and obtaining all required consents from, all third parties that are described in Section 4.03 of the Disclosure Schedules.

Section 6.08    Closing Conditions. From the date hereof until the Closing, each party shall use reasonable commercial efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.
Section 6.09    Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.
Section 6.10    Transfer Taxes.
(a)    All amounts to be paid as consideration for the Purchased Assets, including the Purchase Price and Earn-Out Payments, are exclusive of sales taxes, including GST, if any, and provincial sales taxes.
(b)    All transfer, sales (including any GST), use, registration and other such Taxes and fees (including any penalties and interest but excluding any Taxes imposed on Seller’s net income) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne by and paid by Buyer when due, and, notwithstanding anything else in this Agreement, Buyer shall indemnify and save harmless Seller for any such Taxes and fees (including any penalties and interest) required to be paid by Seller. For greater certainty, and unless specifically provided for otherwise in this Agreement, each party to this Agreement shall be solely responsible and liable for any Taxes imposed on it and properly payable by it under applicable Laws, and each particular party hereto shall indemnify and save harmless the other parties for any amounts paid by the other parties on account of Taxes that are imposed on and properly payable by the particular party under applicable Laws.
(c)    Buyer acknowledges and agrees that, as required by the Ministry of Finance (Saskatchewan), Buyer shall be responsible for directly paying and remitting to the Ministry of Finance (Saskatchewan) any provincial sales taxes imposed in Saskatchewan owing on the purchase of the Purchased Assets under this Agreement.
(d)    Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).
Section 6.11    Name Change. Following the Closing, Seller shall promptly change its name so as not to use any name that includes “Quick” or “Three”.
Section 6.12    Prohibition on Trading in Parent Common Stock. From the date hereof until the Closing, neither Seller nor any of the Majority Shareholders shall, and shall not permit any of their respective Affiliates to, directly or indirectly, purchase or sell any Parent Common Stock.

Section 6.13    Registration Rights Agreement. If Buyer elects to pay the Stock Consideration pursuant to Section 2.05(a)(ii), Parent shall enter into a Registration Rights Agreement with Seller at the Closing in substantially the form attached hereto as Exhibit H (“Registration Rights Agreement”).
Section 6.14    Required Financial Statements. As soon as available, and in any event on or before the Closing Date, Seller shall deliver to Buyer a balance sheet of Seller and related statements of operations and cash flows of Seller in form and substance required by Regulation S-X of the United States Securities and Exchange Commission.
Section 6.15    Collection of Accounts Receivable. Seller agrees that it shall forward promptly to Buyer any monies, checks or instruments received by Seller on or after the Closing Date with respect to the Accounts Receivable. Seller shall provide to Buyer such reasonable assistance as Buyer may request with respect to the collection of any such Accounts Receivable. Seller hereby grants to Buyer a power of attorney to endorse and cash any checks or instruments payable or endorsed to Seller or its order which are received by Buyer and which relate to Accounts Receivable purchased by Buyer from Seller.
Section 6.16    Tax Elections.
(a)    Seller and Buyer will jointly execute an election under section 167 of the Excise Tax Act (Canada), in the prescribed form and containing the prescribed information, to have subsection 167(1.1) of the Excise Tax Act (Canada) (and any similar provision of applicable provincial legislation) apply to the sale and purchase of the Purchased Assets by Buyer hereunder so that no GST is payable in respect of such sale and purchase under Part IX of the Excise Tax Act (Canada). Buyer will file such election with the Minister of National Revenue (and any applicable provincial taxing authority) within the time prescribed by the Excise Tax Act (Canada). If it is determined at any point that such election is not applicable or otherwise unavailable in respect of the Purchased Assets transferred to, or payments by, Buyer hereunder, Buyer shall, within thirty (30) days upon request of Seller, pay to Seller any GST, together with any interest and penalties in respect thereof owing in connection with this Agreement.
(b)    Seller and Buyer will execute and file, on a timely basis and using the prescribed form, a joint election under section 22 of the Income Tax Act (Canada) as to the sale of the Accounts Receivable of Seller to be purchased under this Agreement, and prepare their respective Tax Returns in a manner consistent with such joint election. For purposes of such joint election, the elected amount in respect of the accounts receivable will be consistent with the Purchase Price allocation as set forth in the Allocation Schedule.
(c)    To the extent that Seller has received amounts in respect of services not rendered or goods not delivered, in each case prior to the Closing, the Purchased Assets having a fair market value equal to those amounts are to be considered as being transferred to Buyer as payment for Buyer’s agreement to assume a corresponding amount of the Assumed Liabilities relating to those services or goods and, at the request of Seller, Buyer and Seller shall make and file a joint election pursuant to subsection 20(24) of the Income

Tax Act (Canada) and under any similar provision of any applicable provincial legislation. Buyer and Seller shall file such election, along with any documentation necessary or desirable to give effect to such election, with the Canada Revenue Agency and any other appropriate taxation authority within the prescribed time periods.
Section 6.17    Seller Access to Books and Records. For a period of seven (7) years following the Closing Date, Buyer shall afford Seller and its Representatives reasonable access during Buyer’s normal business hours and upon at least ten (10) days’ prior written notice, to inspect and, if necessary, copy, the Books and Records for purposes of complying with applicable Laws, including with respect to the completion of any Tax Returns of the Seller or responding to any audits of the Seller by Governmental Authorities. All information obtained by Seller and its Representatives pursuant to this Section 6.17 shall be subject to the confidentiality obligations set forth in Section 6.05 above.
Section 6.18    No Solicitation of Other Bids.
(a)    Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to any transaction involving an investment, debt or equity, in Seller or the sale or license of all or a substantial portion of the Purchased Assets, whether by merger, recapitalization, arrangement, amalgamation, purchase of shares, purchase of assets, take-over bid or otherwise.
(b)    In addition to the other obligations under this Section 6.18, Seller shall promptly advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, which shall include the form of payment of purchase price, financing proposal and identity of and general information about the Person making the same, including general description of its business, market capitalization if it is a public company, revenues or other indicia of size if it is a private company, and assets under management if it is a financial bidder.
(c)    Seller agrees that the rights and remedies for noncompliance with this Section 6.18 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 6.19    Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Documents.
ARTICLE VII
CONDITIONS TO CLOSING
Section 7.01    Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
(a)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
Section 7.02    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:
(a)    The representations and warranties of Seller contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty contained in Section 4.01, Section 4.02, Section 4.04, Section 4.11 and Section 4.22 and any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(b)    Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.
(c)    All approvals, consents and waivers that are listed in Section 4.03 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.
(d)    From the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(e)    Seller shall have delivered to Buyer duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 3.02(a).
(f)    Buyer shall have received all Permits that are necessary for the conduct or operation of Seller’s business or for the ownership and use of the Purchased Assets unless otherwise expressly provided herein (including as set forth in Section 2.10 hereof).
(g)    All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and Seller shall have delivered to Buyer the payoff letters, releases and other documents set forth in Section 3.02(a)(xi).
(h)    Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Seller Closing Certificate”).
(i)    Buyer shall have received a certificate of an officer of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.
(j)    Buyer shall have received a certificate of an officer of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the Board of Directors and of the shareholders of Seller authorizing the sale of the Purchased Assets pursuant to the terms and conditions of this Agreement, and that all such resolutions are in full force and effect.
(k)    Buyer shall have received a certificate of an officer of Seller certifying that attached thereto are true and complete copies of the resolution adopted by the shareholders of Seller authorizing the sale of the Purchased Assets.
(l)    Buyer shall have received a certificate of an officer of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.
(m)    No Action shall have been commenced or threatened against Buyer or Seller, wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of Buyer to own, operate or control any of the Purchased Assets, or to conduct Seller’s business as currently conducted, in any material respect following the Closing.

Section 7.03    Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:
(a)    The representations and warranties of Buyer contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty contained in Section 5.01, Section 5.02 and Section 5.04 and any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.
(b)    Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.
(c)    Buyer shall have delivered to Seller duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 3.02(b).
(d)    Buyer shall have delivered to Seller the portion of the Cash Consideration payable to Seller pursuant to Section 3.02(b)(i) and the Additional Cash Consideration or the Stock Consideration, as applicable, pursuant to Section 3.02(b)(ii).
(e)    Buyer shall have delivered the Indemnification Escrow Fund to the Escrow Agent pursuant to Section 3.02(c).
(f)    Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”).
(g)    Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.
(h)    Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Parent authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(i)    Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.
(j)    Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent certifying the names and signatures of the officers of Parent authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.
ARTICLE VIII
INDEMNIFICATION
Section 8.01    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is fifteen (15) months from the Closing Date; provided, that the representations and warranties in (i) Section 4.01 (Organization and Qualification of Seller), Section 4.02 (Authority of Seller), Section 4.03(a) (No Conflicts), Section 4.08 (Title to Purchased Assets), Section 4.11(c) (Intellectual Property), Section 5.01 (Organization of Buyer) and Section 5.02 (Authority of Buyer) (collectively, the “Fundamental Representations”) shall survive indefinitely, and any representation or warranty in respect of Taxes (Section 4.21) shall survive until sixty (60) days after the expiration of any applicable limitation period for the assessment of such Taxes (the “Tax Representations”). Notwithstanding the foregoing, (a) all covenants and agreements of the parties hereto contained herein shall survive Closing indefinitely or for the period explicitly specified therein; and (b) any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.
Section 8.02    Indemnification By Seller and the Majority Shareholders. Subject to the other terms and conditions of this Article VIII, Seller and the Majority Shareholders shall jointly and severally indemnify and defend each of Buyer, its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:
(a)    any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the Ancillary Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller or the Majority Shareholders pursuant to this Agreement, the Ancillary Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;
(c)    any Excluded Asset or any Excluded Liability; or
(d)    any Third Party Claim based upon, resulting from or arising out of Seller’s business, operations, properties, assets or obligations of Seller or any of its Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date.
Section 8.03    Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:
(a)    any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, the Ancillary Documents or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);
(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement, the Ancillary Documents or any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement;
(c)    any Assumed Liability;
(d)    any Third Party Claim based upon, resulting from or arising out of the operation of the Purchased Assets by Buyer on and after the Closing Date;
(e)    any inaccuracy in or breach of any of the representations or warranties of Parent contained in the Investment Representation Letter or Registration Rights Agreement delivered by Parent pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); and

(f)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Parent pursuant to this Agreement, the Ancillary Documents or any certificate or instrument delivered by or on behalf of Parent pursuant to this Agreement.
Section 8.04    Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:
(a)    Seller and the Majority Shareholders shall have no liability pursuant to Section 8.02, and no Losses may be recovered from them, until the claims of the Buyer for indemnification pursuant to Section 8.02 exceed, in the aggregate, One Hundred Fifty Thousand Dollars ($150,000), in which event Seller and the Majority Shareholders shall be required to pay or be liable for all such Losses from the first dollar, subject to Section 8.04(b) and Section 8.04(c).
(b)    Notwithstanding anything else contained in this Agreement, the aggregate amount of all Losses for which Seller and the Majority Shareholders collectively shall be liable pursuant to Section 8.02(a) shall not exceed Three Million Dollars ($3,000,000) and the aggregate amount of all Losses for which Seller and the Majority Shareholders collectively shall be liable pursuant to Section 8.02(a) and Section 8.02(b) based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any of the Fundamental Representations, the Tax Representations, the covenants of Seller or any of the Majority Shareholders or the fraud or intentional misrepresentation of Seller or any of the Majority Shareholders collectively shall not exceed the Purchase Price.
(c)    Notwithstanding Section 8.04(b), in no event shall the Majority Shareholders (either individually or in the aggregate) be liable for any Losses under this Agreement in excess of an amount equal to seventy percent (70%) of the Purchase Price, and Buyer shall not be entitled to make any claim against any or all of the Majority Shareholders for Losses in excess of that amount. Further, no Majority Shareholder shall be liable for any breach or non-fulfillment of the covenants set forth in Section 6.05 or Section 6.06(d) by another Majority Shareholder.
(d)    For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.
Section 8.05    Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.
(a)    Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the

Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than five (5) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of Buyer, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise or defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.07) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.
(b)    Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).
(c)    Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
Section 8.06    Payments; Indemnification Escrow Fund; Set-off Right.
(a)    Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 10%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.
(b)    Any Losses payable to a Buyer Indemnitee pursuant to this Article VIII shall be satisfied (i) from the Indemnification Escrow Fund, or (ii) by set-off against future Earn-Out Payments, but only if such set-off results in such Loss being satisfied in full within six (6) months of becoming due and payable to such Buyer Indemnitee. To the extent the amount of such Losses exceeds the amounts available in the Indemnification Escrow Fund and by set-off, the remaining Losses payable to such Buyer Indemnitee shall be paid by Seller or the Majority Shareholders by wire transfer of immediately available funds.
Section 8.07    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
Section 8.08    Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be, except as set forth in Section 6.03(c).
Section 8.09    Exclusive Remedies. Subject to Section 6.06, Section 6.18 and Section 10.10, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

ARTICLE IX
TERMINATION
Section 9.01    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by the mutual written consent of Seller and Buyer;
(b)    by Buyer by written notice to Seller if:
(i)    Buyer is not then in breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure by Seller to satisfy any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Seller within ten (10) days of Seller’s receipt of written notice of such breach from Buyer; or
(ii)    any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by May 31, 2018 (the “Outside Closing Date”), unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by Buyer prior to the Closing; provided, however, that Buyer may elect, in its sole discretion, to extend the Outside Closing Date for thirty (30) days to allow any of the conditions in Section 7.01 or Section 7.02 to be fulfilled;
(c)    by Seller by written notice to Buyer if:
(i)    Seller is not then in breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure by Buyer to satisfy any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) days of Buyer’s receipt of written notice of such breach from Seller; or
(ii)    any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Closing Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; provided, however, that Seller may elect, in its sole discretion, to extend the Outside Closing Date for thirty (30) days to allow any of the conditions in Section 7.01 or Section 7.03 to be fulfilled; or

(d)    by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.
Section 9.02    Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:
(a)    as set forth in this Article IX and Article X hereof; and
(b)    that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.
ARTICLE X
MISCELLANEOUS
Section 10.01    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.
Section 10.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	Quickthree Solutions, Inc. #110 - 318 Wellman Lane Saskatoon, SK, S7T 0J1 Canada E-mail: mikem@westbridgecapital.ca Attention: Mike Meekins, Director
with a copy to:	Norton Rose Fulbright Canada LLP Suite 3700, 400 – 3rd Avenue S.W. Calgary, AB T2P 4H2 Canada Facsimile: (403) 264-5973 E-mail: Justin.Ferrara@nortonrosefulbright.com Attention: Justin Ferrara
If to Parent or Buyer:
Smart Sand Inc.
Quickthree Technology, LLC
1000 Floral Vale Blvd., Ste 225
Yardley, PA 19067 USA
Facsimile: (215) 295-7911
E-mail: jdyoung@smartsand.com
Attention: James D. Young, Executive Vice President, General Counsel and Secretary

with a copy to:	Fox Rothschild LLP 997 Lenox Drive, Building 3 Lawrenceville, NJ 08648 USA Facsimile: (609) 896-1469 E-mail: vvietti@foxrothschild.com Attention: Vincent A. Vietti, Esq.

Section 10.03    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 10.04    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.06(f), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 10.05    Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.06    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, upon providing notice to Seller, assign all or any portion of its rights under this Agreement to one or more of Parent’s direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section 10.07    No Third-party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 10.08    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 10.09    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of Saskatchewan and the laws of Canada applicable therein; provided, however, that with respect to any claim involving a breach or threatened breach of Section 6.06 or Section 6.07 of this Agreement based on conduct occurring or alleged to have occurred in the United States of America (“US Claims”), such claim(s) shall be governed, including as to validity, interpretation and effect, by the laws of the State of Delaware, United States of America. Each of the parties hereby irrevocably attorns and consents to (i) the non-exclusive jurisdiction of the United States Federal and state courts sitting in the State of Delaware, or any other United States court having jurisdiction, for all US Claims; and (ii) the exclusive jurisdiction of the courts of the Province of Saskatchewan in respect of all other matters arising under and in relation to this Agreement.
(b)    If any of the provisions of Section 6.06 or Section 6.07 are held to be unenforceable in whole or in part, including but not limited to because they are overbroad as to time, geographic extent, or any other respect, the parties agree that: (i) Section 6.06 and Section 6.07 shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum extent in all other respects as to which it may be enforceable, all as reasonably determined by the court making such determination; and (ii) in its reduced form, Section 6.06 and Section 6.07 shall then be enforceable, but such reduced form shall only apply with respect to the operation of such provisions in the particular jurisdiction or jurisdictions in or for which such adjudication is legally binding.
(c)    Each Party hereby agrees that any service of process, summons, notice or document by registered mail addressed to such person at its address set forth in Section 10.02 shall be effective service of process for any suit, action or proceeding relating to any dispute arising out of this Agreement or the transactions contemplated by this Agreement.
(d)    Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated by this Agreement.
Section 10.10    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
Section 10.11    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
Section 10.12    Privacy Matters.
(a)    The parties acknowledge that they are responsible for compliance at all times with Privacy Laws which govern the collection, use or disclosure of Personal Information disclosed to either party pursuant to or in connection with this Agreement (the “Disclosed Personal Information”).
(b)    Prior to the Closing Date, none of the parties shall use nor disclose the Disclosed Personal Information for any purposes other than those related to the performance of this Agreement. After Closing, a party may only collect, use and disclose the Disclosed Personal Information for the purposes for which the Disclosed Personal Information was initially collected from or in respect of the individual to which such Disclosed Personal Information relates or for the completion of the transaction contemplated in this Agreement, unless (i) a party shall have first notified such individual of such additional purpose, and where required by applicable Privacy Laws, obtained the consent of such individual to such additional purpose, or (ii) such use or disclosure is permitted or authorized by applicable Privacy Laws, without notice to, or consent from, such individual.
(c)    Each party acknowledges and confirms that the disclosure of the Disclosed Personal Information was and is necessary for the purposes of the parties determining whether to proceed with the transaction contemplated by this Agreement, and that the

Disclosed Personal Information relates solely to the carrying on of the business of Seller or the completion of the transaction herein.
(d)    Buyer undertakes, after Closing, to utilize and disclose the Disclosed Personal Information only for those purposes for which the Disclosed Personal Information was initially collected unless otherwise permitted or required under applicable Privacy Laws.
(e)    Upon the expiry or termination of this Agreement, or otherwise upon the reasonable request of any party, the other party shall forthwith cease all use of the Disclosed Personal Information received by it in connection with this Agreement and will return to the requesting party or, at the requesting party’s request, destroy in a secure manner, the Disclosed Personal Information (and any copies thereof) in its possession.
Section 10.13    Restricted Shareholders as Parties to this Agreement. The Restricted Shareholders have entered into this Agreement for the sole purpose of providing the non-competition and non-solicitation covenants at Section 6.06 and any reference to a “party” or the “parties” to this Agreement in any other provision other than Section 6.06 of this Agreement shall exclude the Restricted Shareholders.
Section 10.14    Parent Guaranty. Parent does hereby guaranty (i) the payment by Buyer of the Purchase Price in accordance with the terms of Section 2.05, (ii) the payment by Buyer of the Earn-Out Payments, if any, in accordance with the terms of Section 2.07, and (iii) Buyer’s indemnification obligations under Section 8.03. Parent has entered into this Agreement for the sole purpose of providing the guaranty set forth in this Section 10.14 and any reference to a “party” or the “parties” to this Agreement in any other provision other than this Section 10.14 shall exclude Parent.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER: QUICKTHREE SOLUTIONS INC.

By: /s/ Alvin Herman
Name: Alvin Herman
Title: President

RESTRICTED SHAREHOLDERS:

/s/ Dan Kemmer	/s/ Alvin Herman

Witness	Alvin Herman

/s/ Dan Kemmer	/s/ Erin Herman
Witness	Erin Herman

MAJORITY SHAREHOLDERS:
/s/ Dan Kemmer	/s/ Alvin Herman
Witness	Alvin Herman

/s/ Dan Kemmer	/s/ Erin Herman
Witness	Erin Herman

/s/ Chantal Gagnon-Weis	/s/ Don Stephan
Witness	Don Stephan

101032169 Saskatchewan Ltd.

By: /s/ Michael Levine
Name: Michael Levine
Title: President

Kemco Holdings Incorporated

By: /s/ Dan Kemmer
Name: Dan Kemmer
Title: President

Origin Inc.

By: /s/ Michael Meekins
Name: Michael Meekins
Title: President

Hutchtech Holdings Ltd.

By: /s/ Jim Hutch
Name: Jim Hutch
Title: President

BUYER: QUICKTHREE TECHNOLOGY, LLC

By: /s/ Charles Young
Name: Charles Young
Title: Chief Executive Officer

PARENT (solely with respect to Section 10.14): SMART SAND INC.

By: /s/ Charles Young
Name: Charles Young
Title: Chief Executive Officer